Exhibit 10.3

EXECUTION COPY

SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

by and among

ORCHARD SUPPLY HARDWARE LLC,

as Borrower,

and

ORCHARD SUPPLY HARDWARE STORES CORPORATION,

and certain other Subsidiaries of Orchard Supply Hardware LLC as Guarantors

and

THE LENDERS AND ISSUING BANKS FROM TIME TO TIME PARTY HERETO

WELLS FARGO RETAIL FINANCE, LLC,

as ABL Administrative Agent and Collateral Agent

Dated: January 29, 2010

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Page
SCHEDULES:

Commitment Schedule
Schedule 2.06 — Existing Letters of Credit
Schedule 3.05 — Properties / Intellectual Property
Schedule 3.06 — Disclosed Matters
Schedule 3.13 — Insurance
Schedule 3.14 — Capitalization and Subsidiaries
Schedule 3.15 — Security Interest in Collateral
Schedule 3.20 — Corporate Names
Schedule 3.21 — Existing Credit Card Agreements
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Joinder Agreement

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This SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT, dated as of January 29, 2010 (as it may be amended or modified from time to time, this “Agreement”), among ORCHARD SUPPLY HARDWARE LLC, a Delaware limited liability company (“Borrower”), ORCHARD SUPPLY HARDWARE STORES CORPORATION, a Delaware corporation (“Holdings”), those certain Subsidiaries of the Borrower parties hereto (together with Holdings, collectively, the “Loan Guarantors”), the Lenders party hereto, and WELLS FARGO RETAIL FINANCE, LLC, as ABL Administrative Agent, and WELLS FARGO RETAIL FINANCE, LLC, as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), amends and restates in its entirety the Amended and Restated Senior Secured Credit Agreement (as amended to the date hereof, without giving effect to the amendments and restatements set forth herein, the “Existing Credit Agreement”), dated as of December 21, 2006, among the Borrower, the Loan Guarantors, the lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Original Agent”).

W I T N E S S E T H:

WHEREAS, in accordance with Article VIII of the Existing Credit Agreement, (i) the Original Agent desires to resign as ABL Administrative Agent and Collateral Agent under the Existing Credit Agreement and the other Loan Documents, (ii) the Required Lenders desire to appoint Wells Fargo Retail Finance, LLC as successor ABL Administrative Agent and Collateral Agent, and (iii) the Borrower desires to approve WFRF’s appointment as successor ABL Administrative Agent and Collateral Agent, each as provided herein; and

WHEREAS, in accordance with Section 9.02 of the Existing Credit Agreement, the Borrower, the Guarantors, the Required Lenders (as defined in the Existing Credit Agreement) and the ABL Administrative Agent desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Administrative Agent” means Wells Fargo Retail Finance, LLC, in its capacity as administrative agent for the Lenders hereunder, or any successor.

“ABL Facility” means the Loans and Letters of Credit under this Agreement.

“ABL Facility Primary Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Loan Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, between the Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent, the ABL Administrative Agent and the Lenders, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, granting a Lien on any property to secure the obligations and liabilities of any Loan Party under any Loan Document, as the same may be amended, restated or otherwise modified from time to time.

“Accelerated Reporting Event” means either (a) notice from the ABL Administrative Agent of the occurrence and continuance of any Event of Default, or (b) the failure of the Borrower to maintain Availability at all times of not less than twenty percent (20%) of the aggregate Revolving Commitments. For purposes of this Agreement, the occurrence of an Accelerated Reporting Event shall be deemed continuing at the ABL Administrative Agent’s option (i) so long as such Default has not been cured or waived or such Event of Default has not been waived, and/or (ii) if the Accelerated Reporting Event arises as a result of the Borrower’s failure to maintain Availability as required under clause (b) of the immediately preceding sentence, until Availability has equaled or exceeded twenty five percent (25%) of the aggregate Revolving Commitments for thirty (30) consecutive Business Days, in which case an Accelerated Reporting Event shall no longer be deemed continuing for purposes of this Agreement. The termination of an Accelerated Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Reporting Event in the event that the conditions set forth in this definition again arise.

“Account” has the meaning assigned to such term in the ABL Loan Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means:

(a) for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b) for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.

The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the ABL Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the ABL Administrative Agent and the Collateral Agent.

“Appliance Sales Agreement” means the Amended and Restated Appliance Sales Agreement, dated as of December 21, 2006, between the Borrower and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company and the Borrower.

“Applicable Percentage” means, with respect to any Lender, with respect to Revolving Loans, LC Exposure, Swingline Loans or Protective Advances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Lenders; provided, however, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposure at that time.

“Applicable Rate” means, for any day, with respect to any Base Rate Loan, Eurodollar Revolving Loan, Trade Letter of Credit or Standby Letter of Credit made, or participated in, by the Non-Extending Lenders, or with respect to the commitment fees payable hereunder to the Non-Extending Lenders, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Spread”, “Eurodollar Spread” “Trade Letter of Credit Fee Rate,” “Standby Letter of Credit Fee Rate” or “Revolving Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date; provided that, until the first Business Day following the completion of the first full fiscal quarter after the Effective Date with respect to which the Borrower shall have delivered to the ABL Administrative Agent, pursuant to Section 5.01, the Borrower’s consolidated financial information, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 4:

Leverage Ratio	Base Rate Spread	Eurodollar Spread	Trade Letter of Credit Fee Rate	Standby Letter of Credit Fee Rate	Revolving Commitment Fee Rate
Category 1 ≥ 5.25 to 1.0	0.75%	1.75%	0.875%	1.75%	0.375%
Category 2 <5.25 to 1.0 but ≥ to 5.00 to 1.0	0.50%	1.50%	0.75%	1.50%	0.350%

Category 3 < 5.00 to 1.0 but > 4.75 to 1.0	0.25%	1.25%	0.625%	1.25%	0.300%
Category 4 < 4.75 to 1.0	0.0%	1.00%	0.50%	1.00%	0.250%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly, as applicable, consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the ABL Administrative Agent of such consolidated financial statements and certificate of a Financial Officer of the Borrower indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the ABL Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual, quarterly or monthly (if applicable) consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements and certificate of a Financial Officer of the Borrower are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Ares Capital Markets Group” means any collateralized loan obligation fund, any collateralized debt obligation fund, any collateralized bond obligation fund, any distressed asset fund, any hedge fund or any other similar fund managed by Ares Management LLC or one of its Affiliates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the ABL Administrative Agent, in the form of Exhibit A or any other form approved by the ABL Administrative Agent.

“Authorized Seller Agreement” means the Authorized Seller Agreement, dated as of November 23, 2005, between the Borrower and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company and the Borrower.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.06(b)(ii).

“Availability” means, at any time, an amount equal to (a) Maximum Availability at such time minus (b) the aggregate amount of Revolving Exposure of all Lenders at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Credit Termination Date.

“Availability Reserve” means (a) as of three (3) Business Days after the date of written notice of any determination thereof to the Borrower by the ABL Administrative Agent, such amounts as the ABL Administrative Agent may from time to time establish against the facility in the ABL Administrative Agent’s Permitted Discretion in order either (i) to preserve the value of the Collateral or the ABL Administrative Agent’s or Collateral Agent’s Lien thereon or (ii) to provide for the payment of unanticipated liabilities of any Loan Party arising after the Effective Date, and (b) as of five (5) Business Days after the date of written notice of any determination thereof to the Borrower by the ABL Administrative Agent, such other reserves which the ABL Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Available Credit Condition” means, as at any date of determination after giving effect to an investment or loan pursuant to Section 6.04 or a Restricted Payment or payment of Indebtedness pursuant to Section 6.08, (a) Availability is greater than 20% of the Maximum Availability at such time, (b) average Availability over the preceding twelve calendar months, determined for each month by reference to and as of the last day of the month covered by each Borrowing Base Certificate delivered to the ABL Administrative Agent pursuant to Section 5.01(g)(i), is greater than 20% of the average Maximum Availability over the preceding twelve calendar months, determined for each month by reference to and as of the last day of the month covered by each Borrowing Base Certificate delivered to the ABL Administrative Agent pursuant to Section 5.01(g)(i) (provided that the conditions set forth in this clause (b) shall not apply in the case of a Real Estate Debt Funding (as defined herein)), (c) in the case of any such investment or loan pursuant to Section 6.04 or any such Restricted Payment or payment of Indebtedness pursuant to Section 6.08, the proceeds of which are used to refinance or repay the Real Estate Debt (a “Real Estate Debt Funding”), average Availability is projected by the Borrower on a pro forma basis for each of the twelve (12) calendar months immediately following such Real Estate Debt Funding to be greater than 20% of the average Maximum Availability over the preceding twelve calendar months, determined for each month by reference to and as of the last day of the month covered by each Borrowing Base Certificate delivered to the ABL Administrative Agent pursuant to Section 5.01(g)(i) and (d) no Event of Default has occurred and is continuing or would result from such investment or loan pursuant to Section 6.04 or such Restricted Payment or payment of Indebtedness pursuant to Section 6.08. Prior to making an investment or loan pursuant to Section 6.04 or a Restricted Payment or payment of Indebtedness pursuant to Section 6.08, in each case in connection with a Real Estate Debt Funding, the Borrower shall deliver to the ABL Administrative Agent forecasts prepared in good faith by management of the Borrower, including a consolidated balance sheet, income statement and statement of cash flows, and Availability projections on a monthly basis for the immediately following twelve (12) calendar months, which projected financial information shall give effect to the Real Estate Debt Funding and shall be prepared in accordance with past practices and shall be in a form satisfactory to the ABL Administrative Agent in its Permitted Discretion.

“Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the aggregate Revolving Exposure of all Lenders at such time.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards and purchasing cards; (b) stored value cards; and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect for such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Borrowing” means a Borrowing comprised of Loans that bear interest at a rate determined by reference to the Base Rate or the Extended Term Base Rate, as the case may be, in accordance with the terms of Section 2.13.

“Base Rate Loan” means a Loan that bears interest at a rate determined by reference to the Base Rate or the Extended Term Base Rate, as the case may be, in accordance with the terms of Section 2.13.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, at any time, the sum of:

(a) the product of (i) 80% multiplied by (ii) the Borrower’s Eligible Accounts at such time minus the applicable Dilution Reserve, minus, without duplication, any other Reserve related to Eligible Accounts, plus

(b) the product of (i) 90% multiplied by (ii) the Borrower’s Eligible Credit Card Account Receivable at such time minus any Reserve related to Eligible Credit Card Account Receivable, plus

(c) the lesser of (i) an amount equal to (A) 70% of (x) the Borrower’s Eligible Inventory, valued at the lower of cost, determined on a first-in-first-out basis, or market value at such time, minus (y) Inventory Reserves, minus (B) Rent Reserves/and (ii) an amount equal to 85% of the Net Orderly Liquidation Value of the Borrower’s Eligible Inventory at such time, minus

(d) Gift Card Liability Reserve.

Any Reserve adjustment permitted to be made by the ABL Administrative Agent under this Agreement shall be effective five (5) Business Days after delivery of notice thereof to the Borrower and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the ABL Administrative Agent pursuant to Section 5.1(g) of this Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit B or another form which is reasonably acceptable to the ABL Administrative Agent in its Permitted Discretion.

“Borrowing Base Proceeds Deposit Account” has the meaning assigned to such term in Section 5.12(a).

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Brand Sales Agreement” means the Amended and Restated Brand Sales Agreement, dated as of December 21, 2006, between the Borrower and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company and the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the state in which the ABL Administrative Agent’s offices are located or in San Jose, California are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, any expenditure or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller for such equipment being traded in at such time, or (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of a Prepayment Event that are not required to be applied to prepay the Obligations pursuant to Section 2.11(c).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” has the meaning assigned to such term in Section 2.06(g).

“Cash Dominion Period” means each of the following: (a) each period beginning on the date on which an Event of Default has occurred and ending on the date on which such Event of Default has been waived in accordance with the terms of this Agreement; (b) when the Borrowing Base is less than $100,000,000, each period beginning on the date on which Availability is less than $10,000,000 and ending on the date on which Availability has equaled or exceeded $10,000,000 for thirty (30) consecutive calendar days; or (c) when the Borrowing Base is equal to or greater than $100,000,000, each period beginning on the date on which Availability is less than ten percent (10%) of the aggregate amount of the Revolving Commitments and ending on the date on which Availability has equaled or exceeded ten percent (10%) of the aggregate amount of the Revolving Commitments for thirty (30) consecutive calendar days; provided that a Cash Dominion Period shall be deemed continuing (even if even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for thirty (30) consecutive calendar days) after a Cash Dominion Period has commenced on two (2) occasions during any twelve month period after the Effective Date if the first such Cash Dominion Period has been terminated and shall continue until the expiration of the twelve month period ending after the commencement of the second Cash Dominion Period. The termination of a Cash Dominion Period as provided herein shall in no way limit, waive or delay the commencement of a subsequent Cash Dominion Period in the event that the conditions set forth in this definition again arise.

“Change in Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any one or more Permitted Holders;

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c) prior to the first Public Equity Offering, the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 50% of the total voting power of the Voting Stock of the Borrower or Holdings, whether as a result of the issuance of securities of the Borrower or Holdings, any merger, consolidation, liquidation or dissolution of the Borrower or Holdings, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (c), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation);

(d) on or after the first Public Equity Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(l) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Borrower or Holdings; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Borrower or Holdings than such other person or group (for purposes of this clause (d), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by a parent corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation);

(e) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors, other than pursuant to the right of a Permitted Holder to designate members of the Board of Directors of Holdings pursuant to the Stockholders’ Agreement; or

(f) the occurrence of a “Change in Control” (or any comparable term) under, and as defined in, (i) any document or instrument evidencing or governing any Material Indebtedness of the Borrower and its Subsidiaries, (ii) any Related Document and (iii) the Term Loan Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” referred to in the Collateral Documents.

“Collateral Access Agreement” has the meaning assigned to such term in the ABL Loan Security Agreement.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Collateral Documents” means, collectively, the ABL Loan Security Agreement, the Leasehold Mortgages and any other documents granting, perfecting or evidencing a Lien upon the Collateral in favor of the Collateral Agent, on behalf of itself the ABL Administrative Agent and the Lenders, as security for payment of the Secured Obligations.

“Collection Account” has the meaning assigned to such term in Section 5.12(a).

“Commitment Schedule” means the Schedule attached hereto identified as such; provided that unless the Revolving Commitments of all Lenders shall have then expired or been terminated, after the Revolving Commitments of the Non-Extending Lenders shall have expired or been terminated and all Obligations owed to the Non-Extending Lenders shall have been paid in full, the Commitment Schedule shall be appropriately adjusted to reflect the expiration or termination of the Revolving Commitments of the Non-Extending Lenders.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who (a) was a member of such Board of Directors on the date of this Agreement; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Card Account Receivable” means each “Account”, together with all income, payments and proceeds thereof, owed by any Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of the Borrower or any of its Restricted Subsidiaries on credit cards issued by such Credit Card Issuer or processed by such Credit Card Processor in connection with the sale of goods by the Borrower or any of its Restricted Subsidiaries, or services performed by the Borrower or any of its Restricted Subsidiaries, in each case in the ordinary course of its business.

“Credit Card Agreements” means all agreements now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, as to the Borrower, the agreements set forth on Schedule 3.21 hereto.

“Credit Card Issuer” shall mean any Person who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any sales transactions of any Loan Party involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Customs Broker Agreement” means an agreement in form and substance satisfactory to the ABL Administrative Agent and the Collateral Agent among a Loan Party, a customs broker, freight forwarder or other carrier, and the Collateral Agent, pursuant to which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the Inventory of such Loan Party for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in LC Exposure or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the ABL Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) any Issuing Bank or the Swingline Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the ABL Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Collateral Agent, with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrower.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” means, at any date, in respect of Eligible Accounts: (i) the amount by which the Dilution Ratio exceeds five percent (5%) multiplied by (ii) the Eligible Accounts on such date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the ABL Loan Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) provision for income taxes or tax sharing distributions paid pursuant to Section 6.08(b)(iv) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any non-recurring fees, cash charges and other cash expenses made in connection with the Transactions for such period, (vi) any extraordinary non-recurring, non-cash restructuring charges for such period, (vii) any non-recurring fees, expenses or charges in respect of professional or financial advisory, investment banking, financing, underwriting, placement agent or other similar services (including fees and expenses of legal counsel, consultants and accountants) for such period to the extent related to any equity offering, investment, acquisition, divestiture or recapitalization permitted hereunder or any issuance of indebtedness permitted to be incurred hereunder (whether or not successful) up to a maximum aggregate amount of $15,000,000 during the term of this Agreement, (viii) non-cash charges for share-based payments (as defined in accordance with GAAP) to employees and directors for such period, (ix) any extraordinary losses for such period, and (x) any other non-cash charges for such period (including non-cash rental expense but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Restricted Subsidiaries on a

consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition or a Material Disposition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material. Acquisition or Material Disposition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” and “Material Disposition” means any acquisition or disposal as applicable of property or series of related acquisitions or disposal as applicable of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person.

“EBITDAR” means, for any period, the sum of (a) EBITDA for such period plus (b) Rent Expense for such period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Eligible Accounts” means each Account of a Loan Party that, at the time of creation and at all times thereafter is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (x) below. Without limiting the ABL Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected Lien in favor of the ABL Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the ABL Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the ABL Administrative Agent;

(c) which is unpaid more than 30 days from the due date or more than 60 days after the statement date, or which has been written off the books of a Loan Party or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 30 days from the due date or more than 60 days after the statement date);

(d) which is owing by an Account Debtor for which more than fifty percent (50%) of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds twenty percent (20%) of the aggregate Eligible Accounts; provided that, with respect to any Account Debtor whose securities are rated BBB or worse by S&P or Baa3 or worse by Moody’s, to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds ten percent (10%) of the aggregate Eligible Accounts, the

ABL Administrative Agent, in its Permitted Discretion, may maintain a Reserve up to the amount of such excess;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the ABL Loan Security Agreement has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the ABL Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the relevant Loan Party or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the ABL Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada;

(1) which is owed in any currency other than U.S. dollars or Canadian dollars;

(m) which is owed by the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the ABL Administrative Agent in such Account have been complied with to the ABL Administrative Agent’s reasonable satisfaction;

(n) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper, or instrument unless the same is in possession of the ABL Administrative Agent, and to the extent necessary or appropriate, endorsed to the ABL Administrative Agent;

(r) which is owed by an Account Debtor located in Minnesota, New Jersey or any other jurisdiction which the ABL Administrative Agent notifies you requires the filing of a “Notice of Business Activities Report” or other similar report in order to permit a Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the relevant Loan Party has filed such report or qualified to do business in such jurisdiction;

(s) with respect to which a Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) which the ABL Administrative Agent reasonably determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay; or

(x) which is a Credit Card Account Receivable.

In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time solely by the ABL Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective five (5) Business Days after delivery of notice thereof to the Borrower and the Lenders.

“Eligible Credit Card Account Receivable” means, at the time of any determination thereof, each Credit Card Account Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Account Receivable (i) has been earned and represents the bona fide amounts due to a Loan Party from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of the clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no person other than a Loan Party as payee or remittance party. Without limiting the ABL Administrative Agent’s Permitted Discretion provided herein, Eligible Credit Card Account Receivable shall not include any Credit Card Account Receivable if:

(a) such Credit Card Account Receivable is not owned by a Loan Party and such Loan Party does not have good or marketable title to such Credit Card Account Receivable;

(b) such Credit Card Account Receivable does not constitute an “Account” (as defined in the UCC) or such Credit Card Account Receivable has been outstanding more than seven (7) Business Days;

(c) the Credit Card Issuer or Credit Card Processor of the applicable credit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;

(d) such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable Credit Card Issuer with respect thereto;

(e) such Credit Card Account Receivable is not subject to a properly perfected security interest in favor of the ABL Administrative Agent, or is subject to any Lien whatsoever other than Permitted Encumbrances contemplated by the processor agreements and for which appropriate reserves (as reasonably determined by the ABL Administrative Agent) have been established or maintained by the Loan Parties;

(f) such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the Credit Card Agreements relating to Credit Card Account Receivable;

(g) such Credit Card Account Receivable is subject to risk of set-off, non- collection or not being processed due to unpaid and/or accrued credit card processor fee balances, limited to the lesser of the balance of Credit Card Account Receivable or unpaid credit card processor fees;

(h) such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the ABL Administrative Agent, and to the extent necessary or appropriate, endorsed to the ABL Administrative Agent; or

(i) such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivable as the ABL Administrative Agent may determine from time to time in its Permitted Discretion.

In determining the amount to be so included in the calculation of value of an Eligible Credit Card Receivable, the face amount of a Credit Card Account Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect of such Credit Card Account Receivable but not yet applied by the Borrower to reduce the amount of such Credit Card Account Receivable.

“Eligible Inventory” means all Inventory of a Loan Party that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (1) below. Without limiting the ABL Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the ABL Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the ABL Administrative Agent and (ii) a Permitted Encumbrance;

(c) which is, in the ABL Administrative Agent’s reasonable opinion, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true in all material respects and which does not conform in all material respects to all standards imposed by any Governmental Authority;

(e) in which any Person other than any Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is operating supplies, packaging or shipping materials, cartons, labels or other such materials not considered used for sale in the ordinary course of business by the ABL Administrative Agent in its Permitted Discretion;

(g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers and has not yet been received into a distribution center or store; provided that in-transit inventory purchased under Letters of Credit hereunder shall be deemed Eligible Inventory, subject to a twenty-five percent (25%) reserve, if (i) a Loan Party has sole title, (ii) a Loan Party has possession or control over title documents relating to such Inventory and a Loan

Party is named as the consignee of such title documents, (iii) the Collateral Agent has received a Customs Broker Agreement from each customs broker and freight forwarder acting on behalf of any Loan Party, (iv) the Inventory is fully insured, (v) the Inventory is not commingled with Inventory of any other third party (which, for the avoidance of doubt, shall include Sears), and (vi) the Inventory would not be deemed ineligible pursuant to any other provision of this definition;

(h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the ABL Administrative Agent a Collateral Access Agreement and such other documentation as the ABL Administrative Agent may require or (ii) an appropriate Reserve has been established by the ABL Administrative Agent in its Permitted Discretion;

(i) which is the subject of a consignment by a Loan Party as consignor;

(j) which is perishable;

(k) which contains or bears any intellectual property rights licensed to a Loan Party unless the ABL Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the then current licensing agreement; or

(l) which is not reflected in a current perpetual inventory report of a Loan Party.

Standards of eligibility may be made more restrictive from time to time solely by the ABL Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective five (5) Business Days after delivery of notice thereof to the Borrower and the Lenders.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to the extent relating to the presence or exposure to Hazardous Materials, to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the ABL Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” has the meaning assigned to such term in the preamble.

“Existing Letters of Credit” means each of the Letters of Credit described on Schedule 2.06 issued and outstanding under the Existing Credit Agreement immediately prior to the Effective Date.

“Extended Term Applicable Rate” means, for any day, with respect to any Base Rate Loan, Eurodollar Revolving Loan, Trade Letter of Credit or Standby Letter of Credit made, or participated in, by the Extending Lenders, or with respect to the commitment fees payable hereunder to the Extending Lenders, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Spread”, “Eurodollar Spread” “Trade Letter of Credit Fee Rate,” “Standby Letter of Credit Fee Rate” or “Revolving Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date; provided that until the first Business Day following the completion of the first full fiscal quarter after the Effective Date with respect to which the Borrower shall have delivered to the ABL Administrative Agent, pursuant to Section 5.01, the Borrower’s consolidated financial information, the “Extended Term Applicable Rate” shall be the applicable rate per annum set forth below in Category 4:

Leverage Ratio	Base Rate Spread	Eurodollar Spread	Trade Letter of Credit Fee Rate	Standby Letter of Credit Fee Rate	Revolving Commitment Fee Rate
Category 1 > 5.25 to 1.0	2.25%	3.25%	2.75%	3.25%	0.50%
Category 2 <5.25 to 1.0 but > to 5.00 to 1.0	2.00%	3.00%	2.50%	3.00%	0.50%
Category 3 < 5.00 to 1.0 but > 4.75 to 1.0	1.75%	2.75%	2.25%	2.75%	0.75%
Category 4 < 4.75 to 1.0	1.50%	2.50%	2.00%	2.50%	0.75%

For purposes of the foregoing, (a) the Extended Term Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly, as applicable, consolidated financial statements delivered pursuant to

Section 5.01 and (b) each change in the Extended Term Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the ABL Administrative Agent of such consolidated financial statements and certificate of a Financial Officer of the Borrower indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the ABL Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual, quarterly or monthly (if applicable) consolidated financial statements required to be delivered by it pursuant to Section 5.01. during the period from the expiration of the time for delivery thereof until such consolidated financial statements and certificate of a Financial Officer of the Borrower are delivered.

“Extended Term Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate (calculated utilizing a one-month Interest Period) plus one percent (1.00%), or (c) the Prime Rate in effect for such day. Any change in the Extended Term Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Extended Termination Date” means the earlier of (a) December 21, 2013 or (b) ninety (90) days prior to the maturity date of the Term Facility.

“Extending Lender” means each Lender listed on the Commitment Schedule under the heading “Extending Lenders”, whose Revolving Commitment shall terminate on the Extended Termination Date or such earlier date set forth in the definition of “Revolving Credit Termination Date”.

“Facilities” means, collectively, the Term Facility and the ABL Facility.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the ABL Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated as of January 29, 2010, between the Borrower and the ABL Administrative Agent, as amended, modified, supplemented or restated and in effect from time to time.

“Finance Corporation” means OSH Finance Corporation.

“Financial Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the ABL Administrative Agent by an existing Financial Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Fixed Charges” means, with reference to any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of cash Interest Expense for such period, plus cash Rent Expense for such period plus amounts paid in cash by the Borrower or any of its Restricted Subsidiaries on account of Capital Expenditures during such period (excluding the principal aggregate amount of indebtedness incurred in connection with such Capital Expenditures), plus scheduled principal payments on Indebtedness made during such period plus expense for income taxes or tax sharing distributions paid pursuant to Section 6.08(a)(iv) by the Borrower or any of its Restricted Subsidiaries in cash during such period, plus Restricted Payments paid by the Borrower or any of its Restricted Subsidiaries in cash during such period.

“Fixed Charge Coverage Ratio” means, for any period of twelve consecutive months, the ratio, determined as of the end of each fiscal month of the Borrower, of (a) EBITDAR for such period to (b) Fixed Charges for such period, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Fee” has the meaning assigned to such term in Section 2.06(j).

“Funding Account” means account number 1487602794 maintained by the Borrower with Bank of America, N.A. and designated as the “Main Concentration Account”.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Gift Card Liability Reserve” means, at any fiscal month end, as the case may be, a reserve equal to the total value of all gift cards outstanding.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble.

“Home Services Agreement” means the Home Services Agreement, dated as of November 23, 2005, between the Borrower and Sears, as modified by that certain letter agreement, dated as of October 30, 2009, among Sears, Sears Brands Management Corporation, Sears Protection Company and the Borrower.

“Honor Notice Date” has the meaning assigned to such term in Section 2.06(c)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP but including any liquidated earn-out), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Loans” means the loans which, subject to the Borrowing Base, can be drawn on the Effective Date.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Effective Date, among the Term Administrative Agent, the Term Collateral Agent, the ABL Administrative Agent, the Collateral Agent, the Borrower and the Loan Guarantors.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means: (a) with respect to any Base Rate Loan (including any Swingline Loan) the last day of each of March, June, September and December and the Revolving Credit Termination Date with respect to Non-Extending Lenders or Extending Lenders, as the case may be; and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Termination Date with respect to Non-Extending Lenders and Extending Lenders, as the case may be. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, “Interest Payment Date” means, with respect to any Base Rate Loan (including any Swingline Loan), the last day of each month and the Revolving Credit Termination Date with respect to Non-Extending Lenders or Extending Lenders, as the case may be.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all Lenders, nine or twelve months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the ABL Loan Security Agreement.

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a) a reserve for shrink, or discrepancies between Inventory quantities on hand pursuant to the Borrower’s perpetual and physical counts of the Inventory had a full physical count been performed as of the date of the most recently delivered Borrowing Base Certificate; and

(b) a reserve reasonably determined by the ABL Administrative Agent in its Permitted Discretion for Inventory that is discontinued or slow-moving; and

(c) a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality or not to customer specifications by the Borrower; and

(d) any other reserve as deemed appropriate by the ABL Administrative Agent in its Permitted Discretion, from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower (or any Subsidiary) and relating to any such Letter of Credit.

“Issuing Bank” means (a) Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, (b) Bank of America, N.A. or an Affiliate thereof, and (c) any other Lender designated as an Issuing Bank by the Borrower and the ABL Administrative Agent (such approval not to be unreasonably withheld) and their successors in such capacity as provided in Section 2.06(1). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.

“LC Borrowing” means an LC Disbursement which has not been reimbursed on the date when reimbursement is required pursuant to the terms of Section 2.06(c)(i) and which has not been refinanced as a Revolving Borrowing pursuant to the terms of Section 2.06(c)(i).

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(g).

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Borrowings. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Leasehold Mortgages” means the leasehold mortgages in favor of the Collateral Agent made by the Borrower or any other Loan Party, each in form and substance reasonably satisfactory to the Collateral Agent.

“Leasehold Mortgage Supporting Documents” means, with respect to a Leasehold Mortgage, each of the following:

(a) (i) evidence in form and substance reasonably satisfactory to the ABL Collateral Agent that the recording of counterparts of such Leasehold Mortgage in the recording offices specified in such Leasehold Mortgage will create a valid and enforceable first priority lien on the rights described therein in favor of the Collateral Agent, for its own benefit and the benefit of the ABL Administrative Agent and the Lenders (or in favor of such other trustee as may be required or desired under local law), subject only to (A) Liens permitted under Section 6.02 and (B) such other Liens as the ABL Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Leasehold Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the ABL Administrative Agent; and

(b) such other agreements, documents and instruments (including, without limitation, (i) title searches (together with all documents referred to therein), (ii) maps, plats, as-built surveys, and environmental reports (in each case, to the extent existing) and (iii) evidence regarding recording and payment of all recording fees and stamp, documentation, intangible or mortgage taxes, if any), each in form and substance reasonably satisfactory to the Collateral Agent, as the Collateral Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such rights in favor of the Collateral Agent, for its own benefit and the benefit of the ABL Administrative Agent and the Lenders (or in favor of such other trustee as may be required or desired under local law), subject only to (A) Liens permitted under

Section 6.02 and (B) such other Liens as the ABL Administrative Agent may reasonably approve.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lenders” means the Persons listed on the Commitment Schedule (including all Extending Lenders and Non-Extending Lenders) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Trade Letter of Credit or any Standby Letter of Credit issued pursuant to this Agreement. Without limiting the foregoing, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the Extended Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning assigned to such term in Section 2.06(i).

“Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Total Funded Debt on such date to (b) EBITDA for the period of four fiscal quarters ended on such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the ABL Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the ABL Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Applications, the Fee Letter, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the ABL Administrative Agent or any Lenders and including, without limitation, all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the ABL Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means Holdings, each Restricted Subsidiary of the Borrower party to this Agreement and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, the Borrower and the Loan Guarantors and their successors and assigns, but in no event including the Unrestricted Subsidiary.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Management Services Agreement” means the Management Services Agreement, dated as of November 23, 2005, among the Borrower, Holdings and ACOF Operating Manager, LP.

“Master Operating Lease” means the lease agreement, dated as of November 23, 2005, between Real Property Holding Company, as landlord, and the Borrower, as tenant, as amended by that certain First Amendment to Lease dated as of February 13, 2006.

“Material Adverse Effect” means a material adverse effect on: (a) the assets and liabilities (taken together), results of operations or condition (financial or otherwise) of (i) Holdings and its Subsidiaries taken as a whole or (ii) Holdings and the Restricted Subsidiaries taken as a whole; (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party; or (c) the ability of the ABL Administrative Agent, the Issuing Banks and the Lenders to enforce any of the Loan Documents.

“Material Indebtedness” means (a) Indebtedness arising under the Term Loan Documents and (b) other Indebtedness (other than the Loans and Letters of Credit), and obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Availability” means, at any time, (a) the lesser of (i) the aggregate Revolving Commitments in effect at such time and (ii) the Borrowing Base at such time minus (b) the aggregate amount of any Availability Reserves in effect at such time.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemplover Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Net Orderly Liquidation Value” means, at any time, the estimated net income, payments and proceeds (net of expenses) which could reasonably be realized in connection with an orderly liquidation of each Loan Party’s Inventory given a reasonable period of time for soliciting offers for the sale of such Inventory on an “as is, where is” basis (expressed as a percentage) based on an updated appraisal provided by an independent third party appraiser retained or approved by the ABL Administrative Agent in consultation with the Borrower.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees and other reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loans and the Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and to pay any interest, premium or other amounts in connection therewith and (iii) the amount of all taxes paid (or reasonably estimated to be payable) as a result thereof and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Extending Lender” means each Lender listed on the Commitment Schedule under the heading “Non-Extending Lenders”, whose Revolving Commitment shall terminate on the Scheduled Termination Date or such earlier date set forth in the definition of “Revolving Credit Termination Date”.

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.06(b)(ii).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to each Lender, the ABL Administrative Agent, each Issuing Bank or any indemnified party arising under the Loan Documents.

“Original Agent” has the meaning assigned to such term in the preamble.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of secured asset-based lenders in similar financings) commercial judgment in accordance with customary business practices for comparable asset-based loans.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(k) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(1) Liens in favor of Credit Card Issuers arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) Sears Holding Corporation, (b) ACOF I LLC and (c) ESL Investments, Inc. and their respective Related Parties and Affiliates.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the then equivalent grade) from S&P or P-2 (or the then equivalent grade) from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) repurchase agreements with a term of not more than 30 days for securities issued or fully guaranteed by the United States government entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) securities issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and

(h) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” has the meaning assigned to such term in the ABL Loan Security Agreement.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party which constitutes Collateral, other than dispositions described in Sections 6.05(a) through (d), (f), (g) and (h); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party which constitutes Collateral.

“Primary Collateral Access Agreement” means the Primary Collateral Access Agreement, dated as of January 17, 2007, among (a) the Original Agent, (b) Wells Fargo Bank, N.A., as trustee for the benefit of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2006-FL 1 and as administrative agent for itself and certain co-lenders under the Real Estate Credit Agreement, (b) the Borrower, (c) Holdings, (d) the Real Property Holding Company and (e) certain subsidiaries of the Borrower, as amended, amended and restated, replaced, supplemented or modified from time to time.

“Prime Rate” means the rate of interest as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Public Equity Offering” means any underwritten public offering of common stock of Holdings.

“Real Estate Credit Agreement” means the Real Estate Loan Agreement, dated as of November 23, 2005, between the Real Property Holding Company, as borrower, and Citigroup Global Markets Realty Corp., as administrative agent and lender, as amended from time to time.

“Real Estate Debt” means secured Indebtedness in a principal amount of $120,000,000 of OSH Properties LLC pursuant to the Real Estate Credit Agreement.

“Real Property” means all now owned and hereafter acquired real property of the Borrower and the Restricted Subsidiaries, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Real Property Holding Company” means OSH Properties LLC, which is a Special Purpose Vehicle.

“Real Property Holding Company Collateral Access Agreement” means the Amended and Restated Collateral Access Agreement, dated as of December 21, 2006, by OSH Properties LLC in favor of the Original Agent, as amended, amended and restated, replaced, supplemented or modified from time to time.

“Register” has the meaning set forth in Section 9.04.

“Reimbursement Date” has the meaning assigned to such term in Section 2.06(c)(i).

“Related Documents” means the Master Operating Lease, the Brand Sales Agreement, the Transition Services Agreement, the Tax Sharing Agreement, the Appliance Sales Agreement, the Authorized Seller Agreement, the Home Services Agreement, the Management Services Agreement, the Real Estate Credit Agreement, the Stockholders’ Agreement and each other material document executed or issued in connection therewith, in each case as amended, amended and restated, replaced, supplemented or modified and in effect from time to time in accordance with the terms of Section 6.11.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rent Expense” means, for any period, the aggregate amount of cash rental and lease charges payable by Borrower and its Restricted Subsidiaries, including, for the avoidance of doubt, rental payments to the Unrestricted Subsidiary, for such period with respect to operating leases of Real Property, determined on a consolidated basis in accordance with GAAP.

“Rent Reserve” with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located or with respect to which a Collateral Access Agreement has not been delivered, a reserve equal to two (2) month’s rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the ABL Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the ABL Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the ABL Administrative Agent.

“Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided that, if Ares Capital Markets Group shall at any time hold more than 15% of the total Revolving Exposure and unused Revolving Commitments, “Required Lenders” shall mean Lenders holding more than 50% of (i) the sum of the total Revolving Exposure and unused Revolving Commitments minus (ii) any amount of such Revolving Exposure and unused Revolving Commitments held by Ares Capital Markets Group (the “Disqualified Ares Loans”) in excess of 15% of the total amount of such Revolving Exposure and unused Revolving Commitments; provided further that, with respect to any amendment, waiver or modification of this Agreement or any Loan Document requiring the consent of the Required Lenders or of all affected Lenders, Ares Capital Markets Group shall not be entitled to vote with respect to any such Disqualified Ares Loans.

“Requirement of Law” as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Dilution Reserves, Inventory Reserves, Rent Reserves, Gift Card Liability Reserves and Availability Reserves.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Holdings and the Borrower other than the Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 together with the commitment of such lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment

Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $120,000,000.

“Revolving Credit Termination Date” means (a) with respect to the Revolving Commitments of the Non-Extending Lenders, the Scheduled Termination Date or any earlier date on which the Revolving Commitments of the Non-Extending Lenders are permanently reduced to zero or otherwise terminated pursuant to the terms hereof and (b) with respect to the Revolving Commitments of the Extending Lenders, the Extended Termination Date or any earlier date on which the Revolving Commitments of the Extending Lenders are permanently reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.02(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Scheduled Termination Date” means December 21, 2011.

“Sears” means Sears, Roebuck and Co.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that, at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than WFRF) shall have delivered written notice to the ABL Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Security Agreements” means, collectively, the ABL Loan Security Agreement and the Term Loan Security Agreement.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by Holdings or the Borrower in a manner that is intended to legally isolate the assets of such Person from Holdings and its other Subsidiaries as a consolidated group.

“Standby Letter of Credit” means any letter of credit (other than a Trade Letter of Credit) issued by an Issuing Bank for the account of a Loan Party pursuant to this Agreement and all amendments, renewals, extensions and replacements thereof.

“Stated Amount” means, at any time, the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the ABL Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of January 8, 2009, among Holdings, ACOF I LLC and Sears.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations, the Swap Obligations and the Banking Services Obligations to the written satisfaction of the ABL Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower or a Loan Party, as applicable.

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing more than 66 2/3% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means Wells Fargo Retail Finance, LLC, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 23, 2005, among Holdings, Sears Holdings Corporation and all direct and indirect subsidiaries of Holdings.

“Term Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Term Lenders under the Term Loan Agreement, or its successors.

“Term Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Term Lenders under the Term Loan Agreement, or its successors.

“Term Facility” means the term loans under the Term Loan Agreement.

“Term Facility Primary Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Lenders” means the lenders under the Term Loan Agreement.

“Term Loan Agreement” means the Term Loan Agreement dated as of December 21, 2006 among the Borrower, the Loan Guarantors, the Term Lenders and the Term Administrative Agent.

“Term Loan Documents” means the “Loan Documents” (as such term is defined in the Term Loan Agreement).

“Term Loan Security Agreement” means that certain Pledge and Security Agreement, dated as of December 21, 2006, between the Loan Parties and the Term Collateral Agent, for the benefit of the Term Administrative Agent and the Term Lenders, and any other pledge or security agreement entered into after the date of the Term Loan Agreement by any other Loan Party (as required by the Term Loan Agreement or any other Term Loan Document), or any other Person, granting a Lien on any property to secure the obligations and liabilities of any Loan Party under any Term Loan Document, as the same may be amended, restated or otherwise modified from time to time.

“Total Funded Debt” means, at any date, the aggregate principal amount of all Indebtedness described in clauses (a), (b), (e), (f) (to the extent that such Person has become obligated to make payment in respect of such Guarantee) and (g) of the definition of “Indebtedness” of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding (i) issued but undrawn letters of credit, (ii) reimbursement obligations which are characterized as trade payables and are not overdue with respect to trade letters of credit (other than Letters of Credit) and (iii) contingent obligations.

“Trade Letter of Credit” means any letter of credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Restricted Subsidiaries that are Loan Parties in the ordinary course of business that is issued by an Issuing Bank under this Agreement for the account of any Loan Party and all amendments, renewals, extensions or replacements thereof.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder, in each case on the Effective Date.

“Transition Period” means a period of sixty (60) days after the Effective Date (or such longer period as to which the ABL Administrative Agent and the Original Agent may mutually agree in advance in writing), during which period the Original Agent shall continue to act as “Collateral Agent” under, and as defined in, the Primary Collateral Access Agreement, the Real Property Holding Company Collateral Access Agreement and the existing Amended and Restated Deposit Account Control Agreement described in Section 5.14(b).

“Transition Services Agreement” means the Services Agreement, dated as of November 23, 2005, between the Borrower and Sears, as amended by that certain First Amendment dated as of January 1,2009.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Base Rate or the Extended Term Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.06(c)(i).

“Unrestricted Subsidiary” means the Real Property Holding Company and its subsidiaries, if any.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled to vote in the election of the Board of Directors (or equivalent body) of such Person.

“Wells Fargo” means Wells Fargo Bank, N.A. and its successors. “WFRF” means Wells Fargo Retail Finance, LLC and its successors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the ABL Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the ABL Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower, the ABL Administrative Agent and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of such change in GAAP, and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that, except as otherwise provided in Sections SECTION 2.06(i) and 2.06(j). with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (ii) the total Revolving Exposure of all Lenders exceeding the Maximum Availability, subject to the ABL Administrative Agent’s authority, in its Permitted Discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Revolving Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05, respectively.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Revolving Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided that a Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(c). Each Swingline Loan shall be in an amount of $250,000 or an integral multiple of $100,000 in excess thereof. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, (i) until such time as the Revolving Commitments of the Non-Extending Lenders shall have expired or been terminated and all Obligations owed to the Non-Extending Lenders shall have been paid in full, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Scheduled Termination Date, except with respect to Borrowings which, in the aggregate, do not exceed the amount of the Revolving Commitments of the Extending Lenders (provided that, in the event that, as of the Scheduled Termination Date, such Borrowings exceed either (A) Availability or (B) the Revolving Commitments of the Extending Lenders at such time, then the Borrower shall repay any Borrowings in an aggregate amount equal to such excess, together with any breakage costs, fees, and similar charges owing under this Agreement, on the Scheduled Termination Date), and (ii) thereafter, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Extended Termination Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the ABL Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form reasonably approved by the ABL Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 12:00 p.m., New York time, on the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(c) may be given not later than 12:00 p.m., New York time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the ABL Administrative Agent of a written Borrowing Request in a form reasonably approved by the ABL Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the ABL Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances.

(a) Subject to the limitations set forth below, the ABL Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the ABL Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrower, on behalf of all Lenders, which the ABL Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of Maximum Availability at such time; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate unused Revolving Commitments and provided further that no Protective Advance may remain outstanding for more than ninety (90) days. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the ABL Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Borrowings. The ABL Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the ABL Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the ABL Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the ABL Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the ABL Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the ABL Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective

Advance purchased hereunder, the ABL Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the ABL Administrative Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Exposures exceeding the Maximum Availability; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; provided further that the Swingline Lender shall not be obligated to make any Swingline Loan at any time when any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the ABL Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., New York time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. All Swingline Loans shall be Base Rate Borrowings. The ABL Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of repayment of another Loan or fees or expenses as provided by Section 2.10(b), by remittance to the ABL Administrative Agent to be distributed to the Lenders) by 2:00 p.m., New York time, on the requested date of such Swingline Loan.

(b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement (as defined below) has been requested with respect to such Swingline Loan, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Lenders to fund their participations. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this clause is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or the subsequent termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this clause by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the ABL Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The ABL Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this clause, and thereafter payments in respect of such Swingline Loan shall be made to the ABL Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the ABL Administrative Agent; any such amounts received by the ABL Administrative Agent shall be promptly remitted by the ABL Administrative Agent to the Lenders that shall have made their payments pursuant to this clause and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the ABL Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this clause shall not relieve the Borrower of any default in the payment thereof.

(c) The ABL Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the ABL Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone or e-mail no later than 12:00 p.m. New York time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the ABL Administrative Agent, to such account of the ABL Administrative Agent as the ABL Administrative Agent may designate not later than 2:00 p.m., New York time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the ABL Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and together with the Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the ABL Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.06(b) below; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that, after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the total Revolving Exposure of all Lenders shall not exceed the Maximum Availability, (y) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and (z) the total LC Exposure shall not exceed $25,000,000;

provided further that at no time prior to the Scheduled Termination Date may the sum of (x) the aggregate undrawn Stated Amount of Letters of Credit that expire after the fifth Business Day prior to the Scheduled Termination Date plus (y) the aggregate amount of the Extending Lenders’ Applicable Percentage of all Loans exceed the aggregate amount of the Revolving Commitments of the Extending Lenders. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify the ABL Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided that (A) until the ABL Administrative Agent advises any such Issuing Bank that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the ABL Administrative Agent and such Issuing Bank, such Issuing Bank shall be required to so notify the ABL Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the ABL Administrative Agent and such Issuing Bank may agree. On the Effective Date, the parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit pursuant to the terms and conditions, and entitled to the benefits, of this Agreement and the other Loan Documents, without any further action by the Borrower or any other Person.

(ii) No Letter of Credit shall be issued if:

(A) subject to Section 2.06(b)(ii), the expiry date of any such requested Standby Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B) subject to Section 2.06(b)(ii), the expiry date of any such requested Trade Letter of Credit would occur more than 120 days after the date of issuance, unless the Required Lenders have approved such expiry date; or

(C) the expiry date of any such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the Letter of Credit Expiration Date or all the Lenders have approved such expiry date.

(iii) No Letter of Credit shall be issued without the prior consent of the applicable Issuing Bank if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing

Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or

(C) except as otherwise agreed by such Issuing Bank, such Letter of Credit is in an initial Stated Amount less than $25,000, in the case of a Trade Letter of Credit, or $100,000, in the case of a Standby Letter of Credit; or

(D) such Letter of Credit is to be denominated in a currency other than dollars; provided that, if such Issuing Bank, in its discretion, approves the issuance of a Letter of Credit denominated in a currency other than dollars, all reimbursements by the Borrower of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated, unless payment in dollars is approved by the ABL Administrative Agent and such Issuing Bank in their reasonable discretion.

(iv) The Borrower shall not permit any Letter of Credit to be amended if (A) the applicable Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the ABL Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “ABL Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of the

Borrower. Such Letter of Credit Application must be received by such Issuing Bank not later than 11:00 a.m. at least two (2) Business Days (or such other date and time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency thereof, which shall be dollars unless otherwise approved by such Issuing Bank pursuant to Section 2,06(a)(iii); and (H) such other matters as such Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Issuing Bank: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may reasonably require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the ABL Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the ABL Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will provide the ABL Administrative Agent with a copy thereof. Unless an Issuing Bank has received written notice from any Lender, the ABL Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to the total LC Exposure, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, an Issuing Bank may, in its sole and absolute discretion, issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period

(commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.06(a) or otherwise), or (B) such Issuing Bank has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the ABL Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case setting forth in reasonable detail the circumstances surrounding the failure to satisfy one or more of the applicable conditions specified in Section 4.02 and directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Issuing Bank will also deliver to the Borrower and the ABL Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the ABL Administrative Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such payment. Not later than (A) 4:00 p.m. on the date the applicable Issuing Bank notifies the Borrower of any payment by any Issuing Bank under a Letter of Credit (each such date, an “Honor Notice Date”), if such Issuing Bank notifies the Borrower of such payment not later than 1:30 p.m. on the Honor Notice Date, or (B) 11:00 a.m. on the first Business Day immediately following the Honor Notice Date, if such Issuing Bank notifies the Borrower of such payment after 1:30 p.m. on the Honor Notice Date, the Borrower shall reimburse such Issuing Bank through the ABL Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Bank by the time required pursuant to the immediately preceding sentence (each such date, a “Reimbursement Date”), the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Reimbursement Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request), and the ABL Administrative Agent shall promptly notify each Lender of the Reimbursement Date, the Unreimbursed Amount, and the amount of such Lender’s Applicable Percentage thereof. Any notice given by an Issuing Bank or the ABL Administrative Agent pursuant to this Section 2.06(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall, upon any notice pursuant to Section 2.06(c)(i), make funds available to the ABL Administrative Agent for the account of the applicable Issuing Bank by wire transfer of immediately available funds to the account of the ABL Administrative Agent most recently designated by it for such purpose in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the ABL Administrative Agent, whereupon, subject to the provisions of Section 2.06(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The ABL Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) In the event that an Issuing Bank honors any drawing under a Letter of Credit, the amount of such drawing shall bear interest at the rate set forth in Sections 2.13(a) or 2.13(b), as applicable, from the date such drawing was honored through and including the Reimbursement Date pursuant to Section 2.06(c)(i). In the event that any drawing under a Letter of Credit is not reimbursed by the Reimbursement Date and the Unreimbursed Amount is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth in Section 2.13(g). In such event, each Lender’s payment to the ABL Administrative Agent for the account of such Issuing Bank pursuant to Section 2.06(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.06.

(iv) Until each Lender funds its Revolving Loan or LC Advance pursuant to this Section 2.06(c) to reimburse any Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.

(v) Each Lender’s obligation to make Revolving Loans or LC Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.06(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the ABL Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(ii), such Issuing Bank (acting through the ABL Administrative Agent) shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of such Issuing Bank submitted to any Lender (through the ABL Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.06(c), if the ABL Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the ABL Administrative Agent), the ABL Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the ABL Administrative Agent.

(ii) If any payment received by the ABL Administrative Agent for the account of an Issuing Bank pursuant to Section 2.06(c)(i) is required to be returned under any of the circumstances described in Section 2.20 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the ABL Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the ABL Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each applicable Issuing Bank for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries; or

(vi) the fact that any Event of Default shall have occurred and be continuing.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the ABL Administrative Agent and the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given within ten (10) days after the issuance or amendment, as applicable, of any Letter of Credit.

(f) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the ABL Administrative Agent or any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the ABL Administrative Agent or any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.06(e): provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any such Issuing Bank, and any such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, as determined in each case by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or such Issuing Bank may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the ABL Administrative Agent, (i) if any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Exposure. Sections 2.11 and 2.18(b) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.06, Section 2.11 and Section 2.18(b), “Cash Collateralize” means to pledge and deposit with or deliver to the ABL Administrative Agent, for the benefit of each applicable Issuing Bank and the Lenders, as collateral for the LC Exposure, cash or deposit account balances in an amount equal to 103% of the outstanding amount of all LC Exposure, pursuant to documentation in form and substance satisfactory to the ABL Administrative Agent and such Issuing Bank (which documents are hereby consented to by the

Lenders). The Borrower hereby grants to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a blocked deposit account at Wells Fargo (the “LC Collateral Account”). If, at any time, the ABL Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the ABL Administrative Agent or that the total amount of such funds is less than the aggregate outstanding amount of all LC Exposure, the Borrower will, forthwith upon demand by the ABL Administrative Agent, pay to the ABL Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as Cash Collateral that the ABL Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the applicable Issuing Bank; to the extent not so applied, such funds shall thereafter be applied to satisfy other Obligations or, if no Cash Dominion Period has occurred and is continuing, such funds shall be paid to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the ABL Administrative Agent (A) for the account of each Non-Extending Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit and (B) for the account of each Extending Lender in accordance with its Applicable Percentage, a Letter of Credit Fee for each Letter of Credit equal to the Extended Term Applicable Rate times the daily Stated Amount under each such Letter of Credit. For purposes of computing the daily Stated Amount available to be drawn under any Letter of Credit, the Stated Amount of such Letter of Credit shall be determined in accordance with Section 1.05; provided that, for purposes only of calculating the Letter of Credit Fee owing hereunder, the daily Stated Amount available to be drawn under any Letter of Credit that provides for one or more automatic increases in the Stated Amount thereof shall be deemed to be the maximum Stated Amount then in effect under such Letter of Credit (at the time of each such calculation of the Letter of Credit Fee), rather than the maximum Stated Amount for which such Letter of Credit may be honored. Letter of Credit Fees shall be (i) due and payable in arrears on the last day of each of March, June, September and December commencing with the first such date to occur after the issuance of such Letter of Credit) and on the Letter of Credit Expiration Date, and (ii) computed on a quarterly basis in arrears; provided that, upon the occurrence and during the continuance of an Event of Default, Letter of Credit Fees shall be (i) due and payable in arrears on the last day of each month (commencing with the first such date to occur after the issuance of such Letter of Credit) and on the Letter of Credit Expiration Date, and (ii) computed on a monthly basis in arrears. If there is any change in the Applicable Rate and/or the Extended Term Applicable Rate, as the case may be, during any month or quarter, as applicable, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate or the Extended Term Applicable Rate, as applicable, separately for each period during such month or quarter, as applicable), that such Applicable Rate or such Extended Term Applicable Rate, as applicable, was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the rate provided in Section 2.13(g) hereof.

(j) Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay to the ABL Administrative Agent, for the account of each Issuing Bank, a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit at a rate equal to 0.125% per annum, computed on the daily Stated Amount available to be drawn under such Letter of Credit. For purposes of computing the daily Stated Amount available to be drawn under any Letter of Credit, the Stated Amount of such Letter of Credit shall be determined in accordance with Section 1.05: provided that, for purposes only of calculating the Fronting Fee owing hereunder, the daily Stated Amount available to be drawn under any Letter of Credit that provides for one or more automatic increases in the Stated Amount thereof shall be deemed to be the maximum Stated Amount then in effect under such Letter of Credit (at the time of each such calculation of the Fronting Fee), rather than the maximum Stated Amount for which such Letter of Credit may be honored. Fronting Fees shall be due and payable on a quarterly basis in arrears on the last day of each of March, June, September and December (commencing with the first such date to occur after the issuance of such Standby Letter of Credit) and on the Letter of Credit Expiration Date; provided that, upon the occurrence and during the continuance of an Event of Default, Fronting Fees shall be due and payable on a monthly basis in arrears on the last day of each month (commencing with the first such date to occur after the issuance of such Standby Letter of Credit) and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay to the ABL Administrative Agent, for the account of each Issuing Bank, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(1) Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower (the Borrower’s consent not to be unreasonably withheld), the ABL Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The ABL Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.06(j). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York time, to the account of the ABL Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The ABL Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that Base Rate Revolving Loans made to finance the reimbursement of (i) an LC Borrowing as provided in Section 2.06(c) shall be remitted by the ABL Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the ABL Administrative Agent.

(b) Unless the ABL Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the ABL Administrative Agent such Lender’s share of such Borrowing, the ABL Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the ABL Administrative Agent, then the applicable Lender agrees to pay to the ABL Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the ABL Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the ABL Administrative Agent in accordance with banking industry rules on interbank compensation. In the event such Lender does not pay such amount to the ABL Administrative Agent promptly, the Borrower shall pay such amount to the ABL Administrative Agent with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such repayment to the ABL Administrative Agent at the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the ABL Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing as the same Type and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the ABL Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the ABL Administrative Agent of a written Interest Election Request in a form approved by the ABL Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the ABL Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the ABL Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Revolving Commitments.

(a) Unless previously terminated, all Revolving Commitments of the Non-Extending Lenders shall terminate on the Revolving Credit Termination Date with respect to Non-Extending Lenders, and the Borrower shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations then owing to the Non-Extending Lenders.

(b) Unless previously terminated, all Revolving Commitments of the Extending Lenders shall terminate on the Revolving Credit Termination Date with respect to Extending Lenders, and the Borrower shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations then owing to the Extending Lenders.

(c) The Borrower may, at any time, terminate in whole the Revolving Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and any amounts payable pursuant to Section 2.16 in the case of a prepayment of any Eurodollar Loans other than on the last day of the relevant Interest Period, (ii) the cancellation and return of all outstanding Letters of Credit (or, alternatively, the Cash Collateralization (or, at the discretion of the ABL Administrative Agent, the furnishing to the ABL Administrative Agent of a back up standby letter of credit satisfactory to the ABL Administrative Agent) of each such Letter of Credit as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(d) The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each such reduction of the Revolving Commitments shall be in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Revolving Exposure would exceed the Maximum Availability.

(e) The Borrower shall notify the ABL Administrative Agent of any election to terminate or reduce the Revolving Commitments under clauses (c) or (d) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the ABL Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the ABL Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall first be applied ratably to the Revolving Commitments of each Non-Extending Lender and, after the Revolving Commitments of the Non-Extending Lenders have been terminated in full, shall be applied ratably to the Revolving Commitments of each Extending Lender; provided that any reduction of the Revolving Commitments made after the occurrence and during the continuance of an Event of Default shall be applied ratably to the Revolving Commitments of each Lender.

(f) The Revolving Commitments of the Non-Extending Lenders shall be non-ratably reduced on the Effective Date such that the Revolving Commitments of the Non-Extending Lenders as of the Effective Date are as set forth on the Commitment Schedule.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the ABL Administrative Agent, for the account of each Non-Extending Lender, the then unpaid principal amount of each Revolving Loan and all other outstanding Obligations then owing to the Non-Extending Lenders on the Revolving Credit Termination Date with respect to Non-Extending Lenders, (ii) to the ABL Administrative Agent, for the account of each Extending Lender, the then unpaid principal amount of each Revolving Loan and all other outstanding Obligations then owing to the Extending Lenders on the Revolving Credit Termination Date with respect to Extending Lenders, (iii) to the ABL Administrative Agent the then unpaid amount of each Protective Advance on the earlier of (A) the applicable Revolving Credit Termination Date or (B) demand by the ABL Administrative Agent, and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Extended Revolving Credit Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) During any Cash Dominion Period, on each Business Day, at or before 11:00 a.m., New York time, the ABL Administrative Agent shall apply all immediately available funds credited to the Collection Account, first, to prepay any Protective Advances that may be outstanding and, second, to prepay the outstanding Obligations and to Cash Collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The ABL Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the ABL Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to clause (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the ABL Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the ABL Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (e) of this Section 2.11.

(b) In the event and on such occasion that the total Revolving Exposure exceeds the Maximum Availability, the Borrower shall prepay the Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess (or provide Cash Collateral in accordance with Section 2.06(g)).

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any Loan Party with respect to any Prepayment Event, the Borrower shall, promptly after such Net Proceeds are received by Holdings or any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to: (x) if at the time of receipt of such Net Proceeds, a Cash Dominion Period shall have occurred and be continuing, 100% of such Net Proceeds and (y) if at the time of receipt of such Net Proceeds, no Cash Dominion Period is occurring, (i) in the case of a prepayment event described in clause (a) of the definition of the term “Prepayment Event”, 50% of such Net Proceeds if the relevant property or asset would not be included in any determination of Eligible Accounts, Eligible Credit Card Account Receivable or Eligible Inventory and 100% of such Net Proceeds if the relevant property or asset would be included in the determination of Eligible Accounts, Eligible Credit Card Account Receivable or Eligible Inventory, and (ii) in the case of a prepayment event described in clause (b) of the definition of the term “Prepayment Event”, 100% of such Net Proceeds, provided that, in the case of (y) above, if the Borrower shall deliver to the ABL Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 270 days after receipt of such Net Proceeds, to acquire (or replace) equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this clause in respect of the Net Proceeds specified in such certificate; provided further that to the extent that any such Net Proceeds therefrom have not been so reinvested by the end of such 270-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so reinvested; and provided, further, that (A) if a Cash Dominion Period shall commence prior to the reinvestment of all or any portion of such Net Proceeds during such 270-day period, the ABL Administrative Agent may require that an amount equal to such Net Proceeds (or the amount of such Net Proceeds not then reinvested, as the case may be) be promptly applied to reduce the outstanding principal balance of the Loans

(without a permanent reduction of the Revolving Commitment) and (B) for the avoidance of doubt, if a Cash Dominion Period shall commence during such 270-day period but after the reinvestment of all or a portion of such Net Proceeds, no prepayment shall be required pursuant to this clause in respect of such Net Proceeds (or the amount of such Net Proceeds so reinvested, as the case may be).

(d) All Net Proceeds to be applied to the Obligations pursuant to Section2.11(c) shall be applied, first to prepay any Protective Advances that may be outstanding, second to prepay the Loans (including Swing Line Loans) without a corresponding reduction in the Revolving Commitment and to Cash Collateralize outstanding LC Exposure (if required pursuant to any term of this Agreement); provided that allocation of such prepayments as between the Lenders and the Term Lenders shall be subject to the terms of the Intercreditor Agreement.

(e) The Borrower shall notify the ABL Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Revolving Borrowing, not later than 1:00 p.m., New York time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the ABL Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the ABL Administrative Agent for the account of each Non-Extending Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Non-Extending Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December and on the Revolving Credit Termination Date with respect to Non-Extending Lenders, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). No commitment fee shall accrue with respect to the Revolving Commitment of any Non-Extending Lender that defaults in its obligation to fund Loans hereunder for so long as such default is occurring.

(b) The Borrower agrees to pay to the ABL Administrative Agent for the account of each Extending Lender a commitment fee, which shall accrue at the Extended Term Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Extending Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December and on the Revolving Credit Termination Date with respect to Extending Lenders, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). No commitment fee shall accrue with respect to the Revolving Commitment of any Extending Lender that defaults in its obligation to fund Loans hereunder for so long as such default is occurring.

(c) The Borrower agrees to pay to the ABL Administrative Agent, for its own account and for the account of the Lenders, as applicable, fees payable in the amounts and at the times separately agreed upon in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the ABL Administrative Agent for distribution to the Lenders and each Issuing Bank, as appropriate. Fees paid shall not be refundable under any circumstances except where paid in error.

SECTION 2.13 Interest.

(a) The Loans comprising each Base Rate Borrowing (including each Swingline Loan) made by, and owing to, each Non-Extending Lender shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Loans comprising each Base Rate Borrowing (including each Swingline Loan) made by, and owing to, each Extending Lender shall bear interest at the Extended Term Base Rate plus the Extended Term Applicable Rate.

(c) The Loans comprising each Eurodollar Borrowing made by, and owing to, each Non-Extending Lender shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each Eurodollar Borrowing made by, and owing to, each Extending Lender shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Extended Term Applicable Rate.

(e) Each Protective Advance made by, and owing to, a Non-Extending Lender shall bear interest at the Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(f) Each Protective Advance made by, and owing to, an Extending Lender shall bear interest at the Extended Term Base Rate plus the Extended Term Applicable Rate for Revolving Loans plus 2%.

(g) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default pursuant to clauses (a), (b), (d) (with respect to Section 6.14), (g), (h) or (i) of Article VII, the ABL Administrative Agent or the Required Lenders may, at their option, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding clauses of this Section 2.13 or (ii) any fee payable pursuant to Section 2.06(i) shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided that such declaration may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates.

(h) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (g) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(i) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the ABL Administrative Agent, and such determination shall be conclusive absent manifest error. All Letter of Credit Fees and Fronting Fees payable pursuant to Sections 2.06(i) and 2.06(j) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the ABL Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the ABL Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the ABL Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the ABL Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law made after the date hereof shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be, by an amount that such Lender deems to be material, to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) (in each case, other than with respect to any Taxes), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law made after the date hereof regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), by an amount that such Lender deems to be material, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the ABL Administrative Agent, a Lender or an Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the ABL Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the ABL Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the ABL Administrative Agent on its own behalf or on behalf of such Lender or such Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the ABL Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the ABL Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the ABL Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If any Lender or the ABL Administrative Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by the Borrower pursuant to this Section 2.17, which refund in the sole good faith judgment of such Lender or ABL Administrative Agent is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request by the Borrower, apply for such refund. If the ABL Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the ABL Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the ABL Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the ABL Administrative Agent or such Lender in the event the ABL Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the ABL Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the ABL Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the ABL Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to either an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The ABL Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the ABL Administrative Agent pursuant to the Collateral Documents (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the ABL Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the ABL Administrative Agent and any Issuing Bank from the Borrower (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and LC Borrowings ratably, seventh, to pay an amount to the ABL Administrative Agent to Cash Collateralize the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Borrowings, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to the ABL Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the ABL Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a

Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The ABL Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, the proceeds of Term Facility Primary Collateral and ABL Facility Primary Collateral shall be applied as between the Lenders and the Term Lenders, in the manner set forth in the Intercreditor Agreement.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this clause shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the ABL Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the ABL Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the ABL Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, on such due date the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the ABL Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the ABL Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the ABL Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder, then the ABL Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the ABL Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:

(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);

(b) if any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or a Deteriorating Lender, the Borrower may, at its sole expense and effort, upon notice to such Lender and the ABL Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the ABL Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the ABL Administrative Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the ABL Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the ABL Administrative Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21 Effective Date Adjustments.

(a) Revolving Loans. On the Effective Date, the Borrower shall prepay, or shall be deemed to prepay, any Revolving Loans outstanding immediately prior to the occurrence of the Effective Date (the “Effective Date Loans”), and pay any additional amounts required pursuant to Section 2.16, to all Lenders under the Existing Credit Agreement in accordance with their “Applicable Percentages” under the Existing Credit Agreement. Simultaneously, the Borrower may draw, or be deemed to draw, in an amount up to the principal amount of the Effective Date Loans, upon the Revolving Commitments of all Lenders hereunder in accordance with their respective Applicable Percentages hereunder. The ABL Administrative Agent, in consultation with the Borrower, shall determine the manner in which the foregoing shall be effected, including, without limitation, by non-ratable paydowns to Lenders whose Applicable Percentages decline on the Effective Date and non-ratable advances from Lenders whose Applicable Percentages rise on the Effective Date.

(b) Letters of Credit. On the Effective Date, (i) each Lender hereunder irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank and from each Lender with an interest in an Existing Letter of Credit immediately prior to the Effective Date pursuant to Section 2.06(d) of the Existing Credit Agreement, on the terms and conditions set forth in Section 2.06 of this Agreement, for such Lender’s own account and risk, an undivided interest equal to such Lender’s Applicable Percentage in such Issuing Bank’s obligations and rights under and in respect of each Existing Letter of Credit and the amount of each draft paid by such Issuing Bank thereunder and (ii) each Issuing Bank and each Lender with an interest in an Existing Letter of Credit immediately prior to the Effective Date pursuant to Section 2.06(d) of the Existing Credit Agreement hereby irrevocably agrees to sell and assign and hereby sells and assigns an undivided interest in such Issuing Bank’s obligations and rights under and in respect of each Existing Letter of Credit, as necessary to achieve ratable interests in the Existing Letters of Credit for each Lender in accordance with its Applicable Percentage hereunder, giving effect to the amendment and restatement of the Existing Credit Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party jointly and severally represents and warrants to the ABL Administrative Agent, the Issuing Banks and the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect).

SECTION 3.02 Authorization; Enforceability. Execution, delivery and performance of this Agreement and the other Loan Documents and the Related Documents are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. Execution, delivery and performance of this Agreement, the other Loan Documents and the Related Documents and the consummation of the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) do not conflict with or will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 31, 2009, reported on by Deloitte & Touche, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 31, 2009, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2009.

SECTION 3.05 Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid and enforceable leasehold interests in, all real and personal property necessary for the conduct of its business, free of all Liens other than those permitted by Section 6.02 of this Agreement.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement affecting any material portion of the Collateral.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, investigations, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that could reasonably be expected to have a material adverse effect on the ability of the parties to consummate the Transactions or the funding of the Loans.

(b) Except for the Disclosed Matters and, except for matters that both could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and could not reasonably be expected to have a material adverse effect on the ability of the parties to consummate the Transactions or the funding of the Loans, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing under this Agreement. No default has occurred and is continuing under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Each employee benefit plan of Holdings, the Borrower or any of the Borrower’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

SECTION 3.11 Disclosure. The Borrower and Holdings have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, in relation to the Transactions that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of the any Loan Party to the ABL Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other written information so furnished) contained as of the date such report, statement, certificate or information was so furnished any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.12 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

SECTION 3.13 Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such material insurance have been paid. The Borrower and Holdings believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14 Capitalization and Subsidiaries.

(a) All of the outstanding Equity Interests of the Borrower are owned beneficially and of record by Holdings, free and clear of all Liens other than the Liens in favor of the Collateral Agent, the Lenders and the Term Lenders created by the Security Agreements and non-consensual Liens created by operation of law. No Equity Interest of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. Other than the Borrower’s LLC agreement, there are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any Equity Interest of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(b) Schedule 3.14 sets forth as of the date of this Agreement, (i) a correct and complete list showing, the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (ii) a true and complete listing of each class of each of such Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (iii) the type of entity of the Borrower and each of its Subsidiaries.

SECTION 3.15 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent, the ABL Administrative Agent and the Lenders. In the case of the Pledged Collateral described in the ABL Loan Security Agreement which is required to be delivered to the Collateral Agent, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent together with appropriate instruments of transfer duly executed in blank, and in the case of the other Collateral described in the ABL Loan Security Agreement, when financing statements and other filings specified on Schedule 3.15 in appropriate form are filed in the offices specified on Schedule 3.15, the ABL Loan Security Agreement shall constitute a fully perfected and continuing Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law or agreement, (b) Liens permitted by Section 6.02 other than pursuant to clauses (g) or (j) thereof and (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.16 Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. All payments due from any Loan Party or any Subsidiary or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except as in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board

SECTION 3.18 Use of Proceeds. The proceeds of the Initial Loans (a) are being used by the Borrower on the Effective Date for the payment of costs, fees and expenses incurred in connection with the Transactions and (b) may be used by the Borrower on the Effective Date for working capital of the Borrower and its Subsidiaries and general corporate purposes. After the Effective Date, the proceeds of the Loans and the Letters of Credit are being used by the Borrower solely for working capital of the Borrower and its Subsidiaries and general corporate purposes.

SECTION 3.19 Collateral Locations. As of the Effective Date, each Loan Party and each Loan Party’s records concerning Accounts and Credit Card Account Receivables are located only at the addresses set forth for such Loan Party on Schedule 3.05 hereto. Schedule 3.05 hereto correctly identifies as of the date hereof any of such locations which are not owned by Loan Party and sets forth the owners and/or operators thereof.

SECTION 3.20 Corporate Names; Prior Transactions. As of the date hereof, no Loan Party has, during the past five years, been known by or used any other corporate or fictitious name (other than as set forth in Schedule 3.20 hereto) or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.

SECTION 3.21 Credit Card Agreements. Except as could not reasonably be expected to have a Material Adverse Effect, (a) each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Loan Party that is party thereto and to the best of Borrower’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect, and (b) each Loan Party has complied with all of the material terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive payments thereunder.

SECTION 3.22 Related Documents. None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case where a copy of such amendment or waiver has been provided by the Borrower to the ABL Administrative Agent.

SECTION 3.23 Survival of Warranties: Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by the ABL Administrative Agent regardless of any investigation made or information possessed by the ABL Administrative Agent or any Lender.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The ABL Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the ABL Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the ABL Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the ABL Administrative Agent, the Issuing Banks and the Lenders in form and substance reasonably satisfactory to the ABL Administrative Agent.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The ABL Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(c) No Default Certificate. The ABL Administrative Agent shall have received a certificate, signed by a Secretary or Assistant Secretary of the Borrower, on behalf of itself and the other Loan Parties, (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the ABL Administrative Agent.

(d) Fees. The Lenders and the ABL Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts may be paid with proceeds of Loans made on the Effective Date and, if such amounts are paid with proceeds of Loans, such amounts will be reflected in the funding instructions given by the Borrower to the ABL Administrative Agent on or before the Effective Date.

(e) Lien Searches. The ABL Administrative Agent shall have received the results of a recent lien search in the jurisdictions where each of the Loan Parties are incorporated or organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the ABL Administrative Agent.

(f) Borrowing Base Certificate. The ABL Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the month immediately preceding the Effective Date.

(g) Filings. Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the ABL Administrative Agent to be filed, registered or recorded in order to create in favor of the ABL Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(h) Opinions. The Lenders and the ABL Administrative Agent shall have received a favorable legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the ABL Administrative Agent.

(i) Intercreditor Agreement. The Intercreditor Agreement shall have been duly executed and delivered by the parties thereto.

(j) Appraisals. The ABL Administrative Agent shall have received an inventory appraisal by a third party appraiser acceptable to the ABL Administrative.

(k) Opening Day Availability. After giving effect to (i) the first funding under the Loans, and (ii) all Letters of Credit to be issued at, or immediately subsequent to, the Effective Date, Availability shall be not less than $70,000,000.

(1) Extending Lenders. Lenders having Revolving Exposure and unused Revolving Commitments representing more than fifty percent (50%) of the sum of the total Revolving Exposure and unused Revolving Commitments as of the Effective Date shall have become Extending Lenders.

(m) Know Your Customer Requirements. The ABL Administrative Agent shall have received all documentation and other information about the Loan Parties requested by the ABL Administrative Agent not less than ten (10) Business Days prior to the Effective Date that the ABL Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(n) Other Documents. The ABL Administrative Agent shall have received such other documents as the ABL Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The ABL Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m. on February 5, 2010 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable as if made on and as of such date (except that representations and warranties which relate to a specific earlier date shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower or Holdings will furnish to the ABL Administrative Agent and each Lender:

(a) as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes; provided that, upon the occurrence and during the continuance of an Accelerated Reporting Event, the Loan Parties shall be required to deliver the financial statements described herein to the ABL Administrative Agent and each Lender on a monthly basis, within twenty (20) days after the end of each fiscal month of Holdings (commencing with the first fiscal month immediately following the occurrence of such Accelerated Reporting Event) in accordance with the terms of this clause (b);

(c) concurrently with the delivery of each set of consolidated financial statements referred to in Section 5.0 (a) and (b) above, a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiary of Holdings;

(d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14, and (iii) in the case of quarterly or annual financial statements, setting forth reasonably detailed calculations for the Leverage Ratio and stating whether any change in the Applicable Rates has occurred;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) as soon as available but in any event not later than 30 days after the end of each fiscal year of the Borrower, and containing substantially the types of financial information contained in the projections, (i) the annual business plan of the Borrower and its Subsidiaries for the next succeeding fiscal year approved by the board of directors or equivalent of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal quarter in the next succeeding fiscal year and (iii) forecasts prepared by management of the Borrower for each fiscal year subsequent to the next succeeding fiscal year through the fiscal year in which the Extended Termination Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based (the “Projections”):

(g) as soon as available but in any event: (i) not later than fifteen (15) days after the end of each fiscal month, a monthly Borrowing Base Certificate, which monthly Borrowing Base Certificate shall reflect (A) the updated Eligible Accounts and Eligible Credit Card Account Receivables as of the last day of the then most recently ended month and (B) Eligible Inventory as of the last day of the then most recently ended month; (ii) upon the occurrence and during the continuance of any Accelerated Reporting Event, within three (3) Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), a weekly Borrowing Base Certificate, which shall reflect (A) the updated Eligible Accounts and Eligible Credit Card Account Receivables as of the end of such week and (B) Eligible Inventory as stated in the immediately preceding monthly Borrowing Base Certificate; and (iii) if requested by the ABL Administrative Agent at any other time when the ABL Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available but in no event later than five (5) Business Days after such request, a completed Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with supporting documentation and additional reports with respect to the Borrowing Base as the ABL Administrative Agent may reasonably request;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or, after a Public Equity Offering, distributed by the Borrower to its shareholders generally, as the case may be; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, as the ABL Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Notices of Material Events. The Borrower and Holdings will furnish to the ABL Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default promptly upon becoming aware of it;

(b) the occurrence of any event that would trigger a Cash Dominion Period promptly upon becoming aware of it;

(c) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $10,000,000 and is not covered by insurance, (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect;

(d) (i) any Lien (other than Liens permitted under Section 6.02) or claim made or asserted against any of the Collateral, (ii) any loss, damage, or destruction to the Collateral whether or not covered by insurance or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (iii) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof), in each case in relation to Collateral in the aggregate amount of $10,000,000 or more;

(e) any Credit Card Agreement entered into by such Loan Party after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as the ABL Administrative Agent may reasonably request;

(f) the receipt by any Loan Party of any written notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which would not be reasonably likely to subject the Loan Parties to liabilities exceeding $5,000,000 individually or in the aggregate;

(g) obtaining knowledge of the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that has a reasonable likelihood of being adversely determined and that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Party to liabilities exceeding $5,000,000 individually or in the aggregate;

(h) upon written request by any Lender through the ABL Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement; and

(i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence: Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and, in the case of clause (ii) above, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06 Books and Records: Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the ABL Administrative Agent or any Lender (including employees of the ABL Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the ABL Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the ABL Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the ABL Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used only as described in Section 3.18. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09 Insurance.

(a) Each Loan Party will, and will cause each Subsidiary to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that each Loan Party and its Subsidiaries may self insure to the extent consistent with prudent business practice. The Borrower will furnish to the Lenders, upon request of the ABL Administrative Agent, information in reasonable detail as to the insurance so maintained.

(b) On or before the Effective Date, in respect of all insurance policies maintained by any Loan Party, each Loan Party shall deliver to the ABL Administrative Agent certificates of insurance naming the Collateral Agent (for the benefit of the Collateral Agent, the ABL Administrative Agent and the Lenders) as an additional insured or as loss payee, as applicable. Within five (5) Business Days after the Effective Date (or such later date as to which the ABL Administrative Agent may agree in its reasonable discretion), each Loan Party shall cause to be delivered to the ABL Administrative Agent endorsements in form and substance satisfactory to the ABL Administrative Agent containing loss payable clauses or mortgagee clauses, as applicable.

SECTION 5.10 Appraisals and Field Examinations. At any time reasonably deemed necessary by the ABL Administrative Agent, and upon reasonable notice from the ABL Administrative Agent, the Borrower and the Restricted Subsidiaries will permit the ABL Administrative Agent or professionals (including consultants, accounts and/or appraisers) retained by the ABL Administrative Agent to conduct field examinations and/or appraisals of (a) the Borrower’s practices in the computation of the Borrowing Base and (b) the assets included in the Borrowing Base. Subject to the following sentences, the Loan Parties shall pay the reasonable and documented fees and expenses of the ABL Administrative Agent and such professionals with respect to such evaluations and appraisals. The Loan Parties acknowledge that the ABL Administrative Agent may, in its discretion, undertake one (1) field examination and one (1) appraisal during each fiscal year at the Loan Parties’ expense; provided that, if Availability at any time is less than or equal to sixty-five percent (65%), but greater than thirty percent (30%), of the aggregate amount of the Revolving Commitments then in effect, the Loan Parties acknowledge that the ABL Administrative Agent, may in its discretion, undertake up to two (2) field examinations and two (2) appraisals during each fiscal year at the Loan Parties’ expense; provided further, that if Availability at any time is less than or equal to thirty percent (30%) of the aggregate amount of the Revolving Commitments then in effect, the Loan Parties acknowledge that the ABL Administrative Agent may, in its discretion, undertake up to three (3) field examinations and three (3) appraisals during each fiscal year at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the ABL Administrative Agent may cause additional appraisals and field examinations to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense, or (ii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

SECTION 5.11 Additional Collateral; Further Assurances.

(a) Subject to applicable law, the Borrower and each Restricted Subsidiary that is a Loan Party shall cause each of its domestic Restricted Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Collateral Agent, for the benefit of the Collateral Agent, the ABL Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of real property with a fair market value in excess of $250,000 located in the U.S. owned by any Loan Party.

(b) The Borrower and each Restricted Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Restricted Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Restricted Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Restricted Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Equity Interests in each foreign Restricted Subsidiary directly owned by the Borrower or any domestic Restricted Subsidiary to be subject at all times to (i) a first priority, perfected Lien in favor of the Term Collateral Agent for the benefit of the Term Lenders and (ii) a second priority, perfected Lien in favor of the Collateral Agent for the benefit of the Lenders, in each case pursuant to the terms and conditions of the Loan Documents and the Term Loan Documents or other security documents, subject to the Intercreditor Agreement, as the ABL Administrative Agent and/or the Term Administrative Agent shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the ABL Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the ABL Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $250,000) are acquired by the Borrower or any Restricted Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof and Excluded Collateral (as defined in the ABL Loan Security Agreement)), the Borrower will notify the ABL Administrative Agent and the Lenders thereof, and, if requested by the ABL Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Restricted Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the ABL Administrative Agent to grant and perfect such Liens, including actions described in clause (c) of this Section 5.11, all at the expense of the Loan Parties.

SECTION 5.12 Cash Management.

(a) The Borrower shall cause 100% of the sum of (i) aggregate daily cash collections in respect of all Eligible Accounts and Eligible Credit Card Account Receivable and (ii) aggregate daily cash payments constituting proceeds of all Eligible Inventory to be paid into one or more deposit accounts with respect to which the Borrower has provided to the ABL Administrative Agent a Deposit Account Control Agreement (any such deposit account, a “Borrowing Base Proceeds Deposit Account”). During any Cash Dominion Period, the ABL Administrative Agent shall have the right, with respect to all amounts that pursuant to this Section 5.12(a) are on deposit in any Borrowing Base Proceeds Deposit Account, (1) to cause all such amounts to be swept at the end of each Business Day into an account (the “Collection Account”) maintained by the ABL Administrative Agent with Wells Fargo and (2) to apply all such amounts on deposit in the Collection Account to the prepayment of the Obligations and the cash collateralization of LC Exposure as set forth in Section 2.10(b).

(b) Each Loan Party shall provide to the Collateral Agent a Deposit Account Control Agreement with respect to each new deposit account of such Loan Party within 60 days after the opening of such new deposit account, other than any deposit account (i) in which the average monthly balance on deposit is less than $100,000 individually or $1,000,000 for all such deposit accounts, (ii) with respect to which the granting of a security interest and the entering into of a Deposit Account Control Agreement is prohibited by Requirements of Law or (iii) with respect to which the Collateral Agent has otherwise agreed not to require a Deposit Account Control Agreement.

SECTION 5.13 Real Property.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their material Leases having annual rentals in excess of $400,000 now or hereafter held respectively by them, (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such material Lease, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the ABL Administrative Agent with a copy of each notice of default under any material Lease received by the Borrower or any Subsidiary of the Borrower promptly upon receipt thereof and (v) notify the

ABL Administrative Agent at least 14 days prior to the date the Borrower or any Subsidiary takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

(b) At least 15 Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) for the principal place of business and chief executive office of the Borrower or any other Loan Guarantor or any other Lease (including any renewal) in which the annual rental payments are anticipated to equal or exceed $400,000 or (ii) acquiring any material owned Real Property, the Borrower shall, and shall cause such Loan Guarantor to, provide the ABL Administrative Agent written notice thereof.

(c) If at any time after the Effective Date, the Borrower or any Loan Guarantor shall acquire fee simple title to any material Real Property having a purchase price in excess of $400,000 or acquire or enter into any material Lease having annual rental in excess of $400,000, upon the written request of the ABL Administrative Agent, the Borrower shall, and shall cause each Loan Guarantor to, execute and deliver to the Collateral Agent, for the benefit of each of the ABL Administrative Agent and the Lenders, promptly and in any event not later than 45 days after receipt of such notice (or, if such request is given by the ABL Administrative Agent prior to the acquisition of such Real Property or Lease, immediately upon such acquisition), a mortgage on any owned Real Property or a Leasehold Mortgage on any or Lease of the Borrower or such Loan Guarantor, together with (i) if requested by the ABL Administrative Agent and such Real Property is located in the United States or is a Lease of Real Property located in the United States, all Leasehold Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Leasehold Mortgage Supporting Documents deemed by the ABL Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Real Property or Lease; provided that, with respect to any properties identified on the Leasehold Property Schedule, the foregoing is subject to the Borrower obtaining (i) any required landlord consent and/or (ii) a recordable lease or memorandum of lease, if necessary, with respect thereto, which, in each case, the Borrower shall use commercially reasonable efforts to obtain.

SECTION 5.14 Post-Closing Matters.

(a) Within 45 days after the Effective Date (or such later date as to which the ABL Administrative Agent may agree in its reasonable discretion), the Borrower shall deliver to the ABL Administrative Agent an amendment and restatement, in form and substance reasonably satisfactory to the ABL Administrative Agent, of each of the following documents previously delivered by the Borrower pursuant to the Existing Credit Agreement: (i) the Primary Collateral Access Agreement; and (ii) the Real Property Holding Company Collateral Access Agreement.

(b) Within 60 days after the Effective Date (or such later date as to which the ABL Administrative Agent may agree in its reasonable discretion), the Borrower shall deliver to the ABL Administrative Agent an amendment and restatement, in form and substance reasonably satisfactory to the ABL Administrative Agent, of the Amended and Restated Deposit Account Control Agreement, dated as of December 21, 2006, among the Borrower, the Original Agent and Bank of America, N.A.

(c) Within 60 days after the Effective Date (or such later date as to which the ABL Administrative Agent may agree in its reasonable discretion), each Loan Party shall use its commercially reasonable efforts to provide to the Collateral Agent a Collateral Access Agreement with respect to its corporate headquarters and each leased distribution center or warehouse location maintained by such Loan Party as of the Effective Date. Thereafter, with respect to any other leased distribution center or warehouse location maintained by any Loan Party after the Effective Date, the Borrower shall, within 60 days of the placement of any tangible Collateral at such location, use its commercially reasonable efforts to provide to the Collateral Agent a Collateral Access Agreement with respect to such location unless the Collateral placed in such location is Inventory having a value of $1,000,000 or less. No Collateral shall be located at any location outside of the continental United States.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to any Loan Document;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the ABL Administrative Agent;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 (without giving effect to clause (p) thereof) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Restricted Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that such Indebtedness is incurred prior to, concurrently with or within 180 days after such acquisition or the completion of such construction or improvement;

(f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), (i) and (j) hereof; provided that (i) the principal amount of such Indebtedness is not increased except by an amount equal to accrued but unpaid interest and premiums thereon, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms and conditions, including the covenants and event of default provisions of such extension, refinancing, or renewal are market terms and conditions at the time of such extension, refinancing or renewal, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the ABL Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $10,000,000 at any time outstanding;

(j) Indebtedness pursuant to the Term Loan Agreement;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(l) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness supported by a letter of credit (for so long as supported by such letter of credit) in a principal amount not to exceed the face amount of such letter of credit;

(n) any “bad acts” Guarantee and any environmental indemnity issued by the Borrower in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower; and

(o) other (i) unsecured Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not exceeding $140,000,000, of which a maximum aggregate principal amount of $50,000,000 may be senior unsecured Indebtedness, provided that other than in the event that such Restricted Subsidiary is a corporate co-issuer with the Borrower of such Indebtedness, the maximum aggregate amount of Indebtedness that may be incurred by Restricted Subsidiaries pursuant to this clause (i) shall be $10,000,000 and (ii) Indebtedness of the Borrower or any Restricted Subsidiary (but only in the event that such Restricted Subsidiary is a corporate co-issuer with the Borrower of such Indebtedness) in an aggregate principal amount not exceeding $10,000,000 provided that such Indebtedness may only be secured in accordance with Section 6.02(i).

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and which are permitted by clause (f) of Section 6.01;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary or arising out of sale and leaseback transactions permitted by Section 6.06; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or concurrently with or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or Restricted Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts, Credit Card Account Receivable and Inventory) prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset (other than Accounts, Credit Card Account Receivable and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and such Indebtedness is permitted by clause (i) of Section 6.01 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premiums) and which are permitted by clauses (f) of Section 6.01;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary or Liens on Fixtures (as defined in the ABL Loan Security Agreement) to the extent granted to secure the Real Estate Debt;

(h) Liens on securities held by the Borrower or any of its Restricted Subsidiaries representing an interest in a joint venture to which the Borrower or such Restricted Subsidiary is a party (provided that such joint venture is not a Subsidiary of the Borrower) to the extent that (i) such Liens constitute purchase options, calls or similar rights of a counterparty to such joint venture and (ii) such Liens are granted pursuant to the terms of the partnership agreement, joint venture agreement or other similar document or documents pursuant to which such joint venture was created or otherwise governing the rights and obligations of the parties to such joint venture;

(i) Liens created pursuant to any Term Loan Document; and

(j) Liens with respect to property or assets of the Borrower or any Restricted Subsidiary not constituting Eligible Accounts, Eligible Credit Card Account Receivable or Eligible Inventory with an aggregate fair market value (valued at the time of creation of the Liens) of not more than $10,000,000 at any time.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Eligible Accounts and Eligible Credit Card Account Receivable, other than those permitted under clauses (a) and (1) of the definition of Permitted Encumbrance and clauses (a), (e) and (i) above and (2) Eligible Inventory, other than those permitted under clauses (a), (b), (e) and (h) of the definition of Permitted Encumbrance and clauses (a), (e) and (i) above.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Restricted Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Restricted Subsidiary may merge into another Restricted Subsidiary, provided that if one is a Loan Party the surviving company must be a Loan Party, (iv) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (v) any investment permitted by Section 6.04 may be structured as a merger or consolidation.

(b) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto, including (i) paying taxes, (ii) preparing reports to Governmental Authorities and to its shareholders and (iii) holding directors and shareholders meetings, preparing corporate records and other activities permitted by this Agreement. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, the cash proceeds of any Restricted Payments permitted by Section 6.08 and cash contributions received from the holders of Equity Interest of Holdings provided that such contributions shall be immediately contributed to the Borrower) or incur any liabilities (other than liabilities under the Loan Documents, liabilities reasonably incurred in connection with its maintenance of its existence, nonconsensual obligations imposed by law and obligations with respect to its Equity Interests (including pursuant to its stockholders’ agreement)).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments;

(b) investments in existence on the date of this Agreement and described in Schedule 6.04;

(c) investments by Holdings in the Borrower and by the Borrower and the Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a foreign Restricted Subsidiary referred to in Section 5.11) and (B) the aggregate amount of investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), outstanding Guarantees permitted under the proviso to Section 6.04(e), investments permitted under clause (i) of Section 6.04 and investments permitted under clause (j) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding Guarantees permitted under the proviso to Section 6.04(e), investments permitted under clause (i) of Section 6.04 and investments permitted under clause (j) of Section 6.04(c)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), investments permitted under clause (i) of Section 6.04 and investments permitted under clause (j) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices (including for travel and entertainment expenses, relocation costs and similar purposes) up to a maximum aggregate amount of $5,000,000 for the Loan Parties taken as a whole;

(g) (i) extensions of trade credit in the ordinary course of business and (ii) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts and Credit Card Account Receivable in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the

Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger; provided that the amount of such investments (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), outstanding Guarantees permitted under the proviso to Section 6.04(e) and outstanding investments permitted under clause (j) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(j) investments received in connection with the dispositions of assets permitted by Section 6.05; provided that the amount of such investments (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), outstanding Guarantees permitted under the proviso to Section 6.04(e) and outstanding investments permitted under clause (i) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); and

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(1) any “bad acts” Guarantee and any environmental indemnity issued by the Borrower in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower;

(m) the purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of all of the Equity Interests in any Person that upon consummation thereof will be wholly owned, directly or indirectly, by the Borrower (including as a result of a merger or consolidation), or the purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the property and assets of any Person or a division or business unit of any Person; provided that (i) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as those of the Borrower and its Restricted Subsidiaries or reasonably related thereto, (ii) the total cash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or acquisition, when aggregated with the total cash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and acquisitions made pursuant to this Section 6.04(m), shall not exceed $50,000,000, (iii) immediately before and immediately after giving pro forma effect to any such purchase or acquisition, no Event of Default shall have occurred and be continuing, (iv) immediately after giving pro forma effect to any such purchase or acquisition, the Borrower shall be in compliance with Section 6.14, and (v) at least five Business Days prior to the date upon which any such purchase or acquisition is to be consummated, the Borrower shall have delivered to the ABL Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this Section 6.04(m) have been satisfied or will be satisfied on or prior to the consummation of such purchase or acquisition;

(n) investments made with the proceeds of equity issuances;

(o) in addition to investments, loans and advances otherwise expressly permitted pursuant to this Section 6.04, investments, loans and advances by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed during the term of this Agreement $2,000,000 plus an amount equal to any returns of capital actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made);

(p) any investment or loan not otherwise permitted by this Section 6.04; provided that after giving effect to such investment or loan on a pro forma basis the Available Credit Condition shall be satisfied.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrower or any Restricted Subsidiary, provided that any such sales, transfers or dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of investments permitted by clauses (j) and (k) of Section 6.04;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(g) licensing and cross-licensing arrangements entered into in the ordinary course of business involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary;

(h) (i) dispositions of Permitted Investments for fair market value and (ii) leases and subleases not materially interfering with the ordinary course of business; and

(i) sales, transfers and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause

(i) shall not exceed $20,000,000 during any fiscal year of the Borrower or $75,000,000 during the term of this Agreement;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (f), (g), and (h)(ii) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement or any speculative transaction except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, in each case for the sole purpose of hedging in the ordinary course of business.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or to make, or agree to make any redemptions or repurchases with respect to its capital stock, or incur any obligation (contingent or otherwise) to do so, except: (i) each of Holdings and the Borrower may make Restricted Payments with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests, and, with respect to its preferred Equity Interests, payable solely in additional shares of such preferred Equity Interests or in shares of its common Equity Interests; (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; (iii) each of Holdings and the Borrower may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings, the Borrower and its Restricted Subsidiaries; (iv) each of Holdings and the Borrower may pay dividends or make distributions to the Persons holding its Equity Interests in an aggregate amount such that such Persons may pay (x) franchise taxes and other fees, taxes and expenses to maintain their legal existence and (y) federal, state and local income taxes to the extent attributable to Holdings and its Subsidiaries or to the Borrower and its Subsidiaries as the case may be, provided that in all events the amounts paid pursuant to clause (y) shall be amounts sufficient to pay the direct obligations of such Persons for such taxes and obligations of the

Borrower and Holdings under the Tax Sharing Agreement, provided, however, that (aa) the amounts paid under clause (y) shall not exceed the amount that would be payable, on a consolidated or combined basis, were Holdings the common parent of a separate federal consolidated group or state combined group including the Borrower and its Subsidiaries and (bb) in the case of taxes attributable to the Unrestricted Subsidiary, an amount equal to the amount of such tax payment has been received by the Borrower from the Unrestricted Subsidiary prior to such payment being made; and (v) so long as there exists no Event of Default, each of Holdings and the Borrower may pay dividends or make distributions to the Persons holding its Equity Interests in an aggregate amount such that such Persons may pay officers, directors and corporate overhead expenses incurred in the ordinary course of business up to a maximum aggregate amount of $2,500,000 in any fiscal year.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payments of Indebtedness created under the Loan Documents and the Term Loan Documents;

(ii) payments of regularly scheduled interest and principal payments and any mandatory prepayments or redemptions provided no Default has occurred and is continuing hereunder, as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payments or prepayments made with the proceeds of equity issuances; and

(v) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

(c) In addition to Restricted Payments permitted under Section 6.08(a) and payments on or in respect of Indebtedness permitted under Section 6.08(b). any Loan Party may make Restricted Payments and payments of or in respect of Indebtedness if, on a pro forma basis after giving effect thereto, the Available Credit Condition shall be satisfied.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Borrower and any Restricted Subsidiary that is a Loan Party not involving any other Affiliate; (c) transactions otherwise permitted by this Agreement; (d) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Restricted Subsidiaries in the ordinary course of business; (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors; and (f) transactions pursuant to the Related Documents and the Management Services Agreement.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets; or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances or to transfer any assets to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or substantially all its assets pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or such assets that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or licenses restricting the assignment thereof , and (vi) the foregoing shall not apply to (x) restrictions contained in assumed documents in connection with assumed Indebtedness incurred pursuant to Section 6.01(i), (y) restrictions contained in documents in connection with Indebtedness incurred pursuant to Section 6.01(o), provided that such restrictions are no more onerous than market terms and conditions for such type of Indebtedness incurred at the time such Indebtedness is incurred, and provided in any case such subordination provisions are on terms satisfactory to the ABL Administrative Agent and (z) the Term Loan Documents.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (i) any agreement relating to any Subordinated Indebtedness, (ii) its certificate of incorporation, bylaws, operating, management or partnership agreement or other organizational documents, or (iii) any Related Document, in each case to the extent any such amendment, modification or waiver would reasonably be expected to be materially adverse to the Lenders.

SECTION 6.12 Accounting; Fiscal Year. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary of the Borrower to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the ABL Administrative Agent and provided that any such changes are reconciled against the accounting treatment and reporting practices or tax reporting treatment used by such entity at the date of this Agreement or (b) fiscal year.

SECTION 6.13 Margin Regulations. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary of the Borrower to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

SECTION 6.14 Fixed Charge Coverage Ratio. In the event Availability is less than or equal to 10% of Maximum Availability for three consecutive days, the Borrower shall maintain a Fixed Charge Coverage Ratio (determined as of the last day of the preceding month for the twelve months ending on such last day) of at least 1.0:1 for the first twelve months after the Effective Date and 1.1:1 for each month thereafter.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made; or

(d) any Loan Party shall fail to observe or perform (i) any covenant, condition or agreement contained in Sections 5.01(g), 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.09(b), 5.12 (except to the extent that such failure to observe or perform the obligations set out in Section 5.12 relates solely to an error in the transmission of funds or to other ordinary course of business cash management issues and where such default or breach is rectified within two (2) Business Day’s of any Loan Party becoming aware of such failure to observe or perform) or Section 5.14 or Article VI, or (ii) any other covenant, condition or agreement contained in this Agreement and such failure shall continue unremedied for a period of 30 days after the earlier of such breach or notice thereof from the ABL Administrative Agent (which notice will be given at the request of any Lender); or

(e) any Loan Party or any Subsidiary of the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, and such failure relates to Indebtedness having a principal amount of $10,000,000 or more, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(j) one or more judgments for the payment of money in each case an aggregate amount in excess of $10,000,000 (not covered by insurance as to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or bonded pending appeal, or any Loan Party or any Restricted Subsidiary of any Loan

Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(k) an ERISA Event shall have occurred that individually or when taken together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or

(1) a Change in Control (or a “Change in Control” as such term is defined in the Term Loan Agreement) shall occur; or

(m) the occurrence of (i) any material “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the material terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and (ii) any other “default”, as defined in any Loan Document (other than this Agreement) or the breach of any other terms or provisions of any Loan Document (other than this Agreement), which default or default or breach continues unremedied for a period of 30 days; or

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect; or

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q) except as otherwise expressly permitted hereunder, (i) the Borrower shall suspend the operation of twenty percent (20%) or more of its store locations for a period of time exceeding five (5) Business Days, or (ii) any Loan Party shall liquidate all or a material portion of its assets or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, with the consent of the Required Lenders, the ABL Administrative Agent may, and at the

request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article VII, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the ABL Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the ABL Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Resignation of Original Agent. The Original Agent hereby resigns, effective upon the Effective Date, as ABL Administrative Agent and Collateral Agent under the Existing Credit Agreement and the other Loan Documents. The Lenders and the Borrower hereby accept such resignation. The Original Agent shall, at the expense of the Borrower, execute and deliver to the ABL Administrative Agent such instruments, documents, and agreements, and shall do all such things, from time to time hereafter as the ABL Administrative Agent reasonably may request to carry into effect the provisions and intent of this resignation. Without limiting the foregoing, with respect to all UCC-1 Financing Statements filed and naming any Loan Party, as Debtor, and the Original Agent, as Secured Party, the Original Agent hereby authorizes the ABL Administrative Agent to file (1) UCC-3 Amendments replacing the Original Agent as Secured Party with the Collateral Agent, or (2) UCC Termination Statements releasing certain filings by the Original Agent, as Secured Party, and a Loan Party, as Debtor, as applicable. Until such time as the Original Agent and/or the Loan Parties shall have executed and delivered such instruments, documents and agreements, and shall have done all such other things as the ABL Administrative Agent reasonably may request to carry into effect the provisions and intent of this Section 8.01, the Original Agent agrees to hold all Collateral in its possession, custody, or control (or in the possession, custody, or control of its agents or bailees) as of the Effective Date as agent for the ABL Administrative Agent, the Collateral Agent and the Lenders party to this Agreement solely for the purpose of perfecting the security interest granted to each in such Collateral. All provisions of Article VIII and Section 9.03 of this Agreement shall continue to inure to the benefit of the Original Agent as to any actions taken or omitted to be taken by it (a) while it was ABL Administrative Agent and Collateral Agent under, and as defined in, the Existing Credit Agreement and other Loan Documents and (b) during the Transition Period.

SECTION 8.02 Appointment of ABL Administrative Agent and Collateral Agent. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints WFRF as ABL Administrative Agent and authorizes the ABL Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the ABL Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints WFRF as Collateral Agent for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein and authorizes the Collateral Agent to enter into and exercise such powers as set forth in the Intercreditor Agreement.

The bank serving as the ABL Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the ABL Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the ABL Administrative Agent hereunder.

SECTION 8.03 Limited Duties. The ABL Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the ABL Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the ABL Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the ABL Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the ABL Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as ABL Administrative Agent or any of their Affiliates in any capacity. The ABL Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02”) or in the absence of its own gross negligence or willful misconduct. The ABL Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the ABL Administrative Agent by the Borrower or a Lender. The ABL Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the ABL Administrative Agent.

SECTION 8.04 Reliance. The ABL Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The ABL Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The ABL Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Rights and Duties. The ABL Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the ABL Administrative Agent. The ABL Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding clauses shall apply to any such sub-agent and to the Related Parties of the ABL Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as ABL Administrative Agent.

SECTION 8.06 Resignation of ABL Administrative Agent. Subject to the appointment and acceptance of a successor ABL Administrative Agent as provided in this clause, the ABL Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring ABL Administrative Agent gives notice of its resignation, then the retiring ABL Administrative Agent may, on behalf of the Lenders, appoint a successor ABL Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as ABL Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring ABL Administrative Agent and the retiring ABL Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor ABL Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the ABL Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring ABL Administrative Agent its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as ABL Administrative Agent.

SECTION 8.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the ABL Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the ABL Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this

Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 Reports. Each Lender hereby agrees that: (a) it has requested a copy of each Report prepared by or on behalf of the ABL Administrative Agent; (b) it has requested a copy of all financial statements and projections required to be delivered by the Borrower hereunder; (b) the ABL Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the ABL Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the ABL Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by any such Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.09 Agents Generally. The Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

SECTION 8.10 Defaulting Lenders.

(a) [RESERVED]

(b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Revolving Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Revolving Commitment to fund future Loans. Upon any such purchase of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Loans and Letters of Credit and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.

(c) In addition to the rights of the non-Defaulting Lenders set forth in Section 8.10(b) above, the Borrower shall have the right, at any time, upon notice to a Defaulting Lender or a Deteriorating Lender and the ABL Administrative Agent, to replace such Defaulting Lender or Deteriorating Lender in accordance with the provisions of Section 2.19(b) hereof.

(d) Each Defaulting Lender shall indemnify the ABL Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including, but not limited to, reasonable attorneys’ fees and funds advanced by the ABL Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

SECTION 8.11 Indemnification of Agents. The Lenders agree to indemnify each of the ABL Administrative Agent, the Collateral Agent and the Original Agent (provided that the Lenders shall indemnify the Original Agent solely with respect to actions taken or omitted to be taken by the Original Agent during the Transition Period) in its capacity as such, and each Related Party of any of the foregoing Persons (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section 8.11 (or, if indemnification is sought after the date upon which the Revolving Commitment of any Lender shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the ABL Administrative Agent, the Collateral Agent or the Original Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Non-Extending Lender shall be obligated to indemnify the ABL Administrative Agent, the Collateral Agent or the Original Agent for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which relate to matters subsequent to the termination of such Non-Extending Lender’s Revolving Commitment and repayment of all Obligations to such Non-Extending Lender (for clarity, such Non-Extending Lenders shall remain liable for any claims which relate to a period during which they were a “Lender” hereunder, even if first asserted after the termination of such Non-Extending Lender’s Revolving Commitment and repayment of all Obligations to such Non-Extending Lender); provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the ABL Administrative Agent’s, the Collateral Agent’s or the Original Agent’s gross negligence or willful misconduct. The agreements in this Section 8.11 shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower at:

Orchard Supply Hardware LLC

6450 Via Del Oro

San Jose, CA 95119

Attention: Richard Gibson and Rob Lynch

Facsimile No: (408) 629-7174

(ii)	if to the ABL Administrative Agent, the Collateral Agent, Wells Fargo or the Swingline Lender, to WFRF at:

Wells Fargo Retail Finance, LLC

One Boston Place, 18th Floor

Boston, MA 02108

Attention: Wai Cheng

Facsimile No.:

with copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Donald E. Rothman, Esquire

Facsimile No.: (617) 692-3556

(iii)	if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the ABL Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the ABL Administrative Agent and the applicable Lender. The ABL Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the ABL Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the ABL Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the ABL Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the ABL Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall: (i) increase the Revolving Commitment of any Lender without the written consent of such Lender (provided that the ABL Administrative Agent may make Protective Advances as set forth in Section 2.04), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the Revolving Credit Termination Date or any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or

2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders”, “Super-Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (viii) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the ABL Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the ABL Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be; and provided further that with respect to any amendment, waiver or modification of this Agreement or any Loan Document requiring the consent of the Required Lenders or of all affected Lenders pursuant to this Section 9.02, Ares Capital Markets Group shall not be entitled to vote with respect to any Disqualified Ares Loans. The ABL Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the ABL Administrative Agent, at its option and in its sole discretion, to release any Loan Guarantor or any Liens granted to the ABL Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to any Issuing Bank, (ii) constituting property being sold or disposed of if such sale or disposition is made in compliance with the terms of this Agreement, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the ABL Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the ABL Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the ABL Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $500,000 during any calendar year without, the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a

Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the ABL Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17. and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower and each other Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the ABL Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each relevant jurisdiction for the ABL Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and the creation, perfection or protection of the Liens under the Loan Documents, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the ABL Administrative Agent, the Original Agent (provided that the Borrower and each other Loan Party shall pay all reasonable out-of-pocket expenses incurred by the Original Agent solely in connection with the enforcement, collection or protection of the Original Agent’s rights as “Collateral Agent” under, and as defined in, the Primary Collateral Access Agreement, the Real Property Holding Company Collateral Access Agreement and the existing Amended and Restated Deposit Account Control Agreement described in Section 5.14(b) during the Transition Period), any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the ABL Administrative Agent, the Original Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the ABL Administrative Agent and reasonably acceptable to the Borrower or the internally allocated per diem fees for each Person employed by the ABL Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the ABL Administrative Agent (and the Borrower agrees to modify or adjust the computation of the Borrowing Base which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base to the extent required by the ABL Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(iii) lien and title searches and title insurance;

(iv) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.10(b).

(b) The Borrower shall indemnify the ABL Administrative Agent, the Original Agent (provided that the Borrower shall indemnify the Original Agent and each Related Party of the Original Agent solely under the circumstances described in clause (v) of this Section 9.03(b)), each other Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability to the extent related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or (v) any actions taken or omitted to be taken by the

Original Agent during the Transition Period; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the ABL Administrative Agent, the Original Agent, any other Agent, any Issuing Bank or the Swingline Lender under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the ABL Administrative Agent, the Original Agent, such other Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss,, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the ABL Administrative Agent, the Original Agent, such other Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the ABL Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default pursuant to clauses (a), (b), (g), (h) or (i) of Article VII has occurred and is continuing, any other assignee;

(B) the ABL Administrative Agent; provided that no consent of the ABL Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) (i) no assignment may be made by an Extending Lender to a Non-Extending Lender unless such Non-Extending Lender shall agree to become an Extending Lender for purposes of the assigned rights and obligations pursuant to documentation acceptable to the ABL Administrative Agent and the Borrower; and (ii) any assignment by a Non-Extending Lender to an Extending Lender shall, without further action, result in the Revolving Commitments so assigned being extended to the Extended Termination Date and otherwise entitle the assignee to the rights and obligations of an Extending Lender with respect to the Revolving Commitments so assigned (including the applicable fee and interest rates);

(B) no assignment may be made to any of (i) Holdings, (ii) any Permitted Holder or (iii) any Affiliate of Holdings or any Permitted Holder (other than Ares Capital Markets Group) if, after giving effect to such assignment, Holdings, the Permitted Holders and their Affiliates (other than Ares Capital Markets Group), collectively, would hold in excess of 10% of the total aggregate amount of the Revolving Commitments;

(C) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the ABL Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the ABL Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default pursuant to clauses (a), (b), (g), (h), or (i) of Article VII has occurred and is continuing;

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(E) the parties to each assignment shall execute and deliver to the ABL Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(F) the assignee, if it shall not be a Lender, shall deliver to the ABL Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15. 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The ABL Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the ABL Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the ABL Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05. 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the ABL Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c) (i) Any Lender may, without the consent of the Borrower, the ABL Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the ABL Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(d) (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the ABL Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the ABL Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the ABL Administrative Agent and when the ABL Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the ABL Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the ABL Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the ABL Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (vii) with the consent of the Borrower; or (viii) to the extent such Information (A) is or becomes publicly available other than as a result of a breach of this Section 9.12 or (B) is or becomes available to the ABL Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.12. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the ABL Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, the Borrower will notify the ABL Administrative Agent if the information includes material non-public information (within the meaning of United States federal securities laws) with respect to Sears Holdings Corporation and its Affiliates (taken as a whole) and any of their respective securities. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of a similar nature.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ABL ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ABL ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Act.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the ABL Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the ABL Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the ABL Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the ABL Administrative Agent thereof, and, promptly upon the ABL Administrative Agent’s request therefor shall deliver such Collateral to the ABL Administrative Agent or otherwise deal with such Collateral in accordance with the ABL Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 Amendment and Restatement.

(a) On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrower of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Effective Date), (ii) the representations and warranties made by the Borrower prior to the Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b) The terms and conditions of this Agreement and the ABL Administrative Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the “Obligations” incurred under and as defined in the Existing Credit Agreement.

(c) On and after the Effective Date, (i) all references to the Existing Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any Article, Section or sub-clause of the Existing Credit Agreement in any Loan Document (other than this Agreement) shall be deemed to be references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement, as amended and restated hereby.

(d) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.

SECTION 9.19 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to the Collateral Documents, and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE X

Loan Guaranty

SECTION 10.01 Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and reasonable out-of-pocket expenses paid or incurred by the ABL Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the ABL Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor,

any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the ABL Administrative Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise (other than a defense of payment or performance), or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the ABL Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the ABL Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the

Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The ABL Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the ABL Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the ABL Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the ABL Administrative Agent nor any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. The Lenders may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until three days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed

Obligations created, assumed or committed to prior to the third day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09 Taxes. Subject to the same exceptions and limitations applicable to the Borrower under Section 2.17 of the Agreement, mutatis mutandis, all payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the ABL Administrative Agent, any Lender or any Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the ABL Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the ABL Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit, directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORCHARD SUPPLY HARDWARE LLC, as Borrower

By: Orchard Supply Hardware Stores Corporation, its Managing Member

By:	/s/ Robert M. Lynch
	Name:	Robert M. Lynch
	Title:	President & CEO

ORCHARD SUPPLY HARDWARE STORES CORPORATION, as Loan Guarantor

By:	/s/ Robert M. Lynch
	Name:	Robert M. Lynch
	Title:	President & CEO

OSH FINANCE CORPORATION, as Loan Guarantor

By:	/s/ Robert M. Lynch
	Name:	Robert M. Lynch
	Title:	President & CEO

[Signature Page to Second Amended and Restated Senior Secured Credit Agreement]

WELLS FARGO RETAIL FINANCE, LLC, as ABL Administrative Agent, Collateral Agent, Swingline Lender, and as a Lender

By:	/s/ Wai Yin Cheng
Name:	Wai Yin Cheng
Title:	Assistant Vice President

[Signature Page to Second Amended and Restated Senior Secured Credit Agreement]

BANK OF AMERICA, N.A., as an Issuing Bank and as a Lender

By:	/s/ Christine M. Scott
Name:	Christine M. Scott
Title:	SVP-Director

[Signature Page to Second Amended and Restated Senior Secured Credit Agreement]

CITICORP NORTH AMERICA INC., as a Lender

By:	/s/ Miles D. McManus
Name:	Miles D. McManus
Title:	Vice President and Director

[Signature Page to Second Amended and Restated Senior Secured Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Craig Winslow
Name:	Craig Winslow
Title:	Duly Authorized Signatory

[Signature Page to Second Amended and Restated Senior Secured Credit Agreement]

RZB FINANCE LLC, as a Lender

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	First Vice President

By:	/s/ Randall Abrams
Name:	Randall Abrams
Title:	Vice President

[Signature Page to Second Amended and Restated Senior Secured Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Barry K. Bergman
Name:	Barry K. Bergman
Title:	Managing Director

[Signature Page to Second Amended and Restated Senior Secured Credit Agreement]